                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549




                                 FORM 8-K

                              CURRENT REPORT




                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 9, 2001


                        Federal Signal Corporation
          (Exact name of registrant as specified in its charter)


 Delaware                           0-693                      36-1063330

(State or other jurisdiction     (Commission File            (IRS Employer
  of incorporation)                 Number)                  Identification No.)


              1415 W. 22nd Street, Oak Brook, Illinois        60523
              (Address of principal executive offices)     (Zip Code)


                                 (630) 954-2000
              (Registrant's telephone number, including area code)

Item 9.  Regulation FD Disclosure


Federal Signal Corporation hereby discloses its 2000 Annual Report for information purposes only.



                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                  FEDERAL SIGNAL CORPORATION



Dated:  March 9, 2000                             By:  /s/ Joseph J. Ross

                                                   Joseph J. Ross
                                                   Chairman and
                                                   Chief Executive Officer

[LOGO] FEDERAL SIGNAL CORPORATION                        2000 ANNUAL REPORT

        [PHOTO]
Environmental Products Group

                                             [PHOTO]
                                            Tool Group

COMMITTED TO SHAREHOLDER VALUE

     FOCUSED ON GROWTH AND PROFITABILITY

                                               [PHOTO]
                                        Safety Products Group

                         [PHOTO]
                     Fire Rescue Group

FEDERAL SIGNAL CORPORATION, FOUNDED IN 1901, IS A MANUFACTURER AND WORLDWIDE SUPPLIER OF SAFETY, SIGNALING AND COMMUNICATIONS EQUIPMENT, FIRE RESCUE PRODUCTS, STREET SWEEPING AND VACUUM LOADER VEHICLES, PARKING CONTROL EQUIPMENT, CARBIDE AND SUPERHARD TIPPED CUTTING TOOLS, PRECISION METAL STAMPING PUNCHES AND COMPONENTS FOR PLASTIC INJECTION MOLDS. THE COMPANY IS MANAGED ON A DECENTRALIZED BASIS AND COMPRISES THE FOLLOWING FOUR MAJOR OPERATING GROUPS:
SAFETY PRODUCTS, TOOL, ENVIRONMENTAL PRODUCTS AND FIRE RESCUE. A SMALLER GROUP, SIGN, A DISCONTINUED OPERATION, IS CURRENTLY BEING OFFERED FOR SALE.

FEDERAL SIGNAL'S MISSION IS TO BE THE LEADING INNOVATOR, MANUFACTURER AND MARKETER OF SELECTED PRODUCTS AND SERVICES IN DIVERSE WORLDWIDE INDUSTRIAL MARKET NICHES.

FEDERAL SIGNAL'S GROWTH STRATEGY IS: TO BE THE MARKET LEADER IN PROFITABLE, GROWING, LONG PRODUCT LIFE CYCLE, LOWER TECHNOLOGY MARKETS. WE TARGET MARKETS WHICH ARE GLOBALLY TOO SMALL TO ATTRACT MAJOR COMPETITORS. WE STRIVE TO ACHIEVE HIGH PROFITABILITY AND GROWTH IN THESE MARKETS THROUGH PRODUCT AND PROCESS INNOVATION PLUS OVERALL OPERATING EXCELLENCE.

[PIE CHART GRAPH]

2000 SALES

FIRE RESCUE GROUP: $389 MILLION

ENVIRONMENTAL PRODUCTS GROUP: $255 MILLION

SAFETY PRODUCTS GROUP: $267 MILLION

TOOL GROUP: $194 MILLION


ON THE COVER

Emergency One's Cyclone II rescue pumper

Signal Products' Vista lightbar enhanced with LED technology

Dayton Progress' precision metal stamping components

Elgin Sweeper's Crosswind recirculating air sweeper


CONTENTS

Financial Highlights                                              1

Corporate Profile                                                 2

To Our Shareholders and Employees                                 4

Perspectives on Growth                                            7

Financial Performance                                            11

Review of Operations
  Safety Products Group                                          12
  Tool Group                                                     16
  Environmental Products Group                                   18
  Fire Rescue Group                                              22

Financial Section                                                26

Shareholder Information, Directors and Corporate Officers        53


TRADEMARKS

Air Bear, Air Cub, APD, Akusta, American Eagle, Auditor Power Pad, Bronto Skylift, Broom Bear, Clapp Dico, Crosswind, Cyclone, Eagle, Elgin, Emergency One, E-One, Federal, Federal Signal, Five Star, [LOGO], Gator, Geovac, Guzzler, HDT, Hush, Jetstream, Justrite, Millbank, NRL, Passport Plus, Pauluhn, RAVO, Saulsbury, ScanNet, Seneca, SideStacker, Signal Products, Spectrum, SST, Stream Line, Super Tiller, Superior, Target Tech, Titan, V-Max Cab, Vactor, VAMA, Vaxjet, Victor, Vista, Viper are trademarks of Federal Signal Corporation or its subsidiaries.

                                FINANCIAL HIGHLIGHTS                                 Federal Signal Corporation and Subsidiaries

[LINE GRAPH]

NET SALES
(in millions of dollars)

91         408                  For the years ended December 31,                                2000              1999     Change
92         462                  ----------------------------------------------------------------------------------------------------
93         507
94         611                  OPERATIONS
95         745
96         814                  Net sales                                             $1,106,127,000     $ 977,209,000        13%
97         859
98         937                  Operating income                                      $  116,654,000     $ 101,352,000        15%
99         977
00       1,106                  Income from continuing operations                     $   57,655,000     $  54,383,000         6%

                                Pro-forma income from continuing operations,
[LINE GRAPH]                      excluding restructuring charges                     $   59,976,000     $  54,383,000        10%

INCOME PER SHARE                Per share data:
(continuing operations)            Income from continuing operations                  $         1.27     $        1.18         8%
                                   Income from discontinued operations,
91         .70                      net of taxes                                      $          .02     $         .07
92         .77                     Cumulative effect of change in accounting          $         (.02)    $
93         .85                     Net Income - diluted (1)                           $         1.26     $        1.25         1%
94         .96                     Cash dividends paid                                $          .76     $         .74         3%
95        1.13
96        1.26                  Operating margin                                                10.5%             10.4%
97        1.24
98        1.20                  Return on average common
99        1.18                    shareholders' equity                                          16.2%             17.0%
00        1.27
          1.32*                 Cash flow from operations                             $   64,390,000     $  57,656,000

[LINE GRAPH]                    Capital expenditures                                  $   22,288,000     $  23,404,000

RETURN ON EQUITY                Average common shares outstanding                         45,521,000        45,958,000
(in percent)
                                ----------------------------------------------------------------------------------------------------
91        20.0                  FINANCIAL POSITION AT YEAR-END
92        20.0
93        21.0                  Shares outstanding                                        45,304,000        46,114,000
94        22.3
95        22.0                  Working capital(2)                                    $   60,016,000     $  71,586,000
96        23.8
97        20.6                  Current ratio(2)                                                 1.2               1.3
98        19.1
99        17.0                  Debt-to-capitalization ratio(2)                                   45%               42%
00        16.2
          17.1*                 Shareholders' equity                                  $  357,431,000     $ 354,033,000

                                Book value per share                                  $         7.89     $        7.68
(*) excluding restructuring
    charges and change in      (1) amounts may not add due to rounding
    accounting                 (2) manufacturing operations only

CORPORATE PROFILE
------------------------------------------------------------------------------------------------------------------------------------
SAFETY PRODUCTS GROUP                                            TOOL GROUP

[3 PHOTOS]                                                         [3 PHOTOS]
------------------------------------------------------------------------------------------------------------------------------------
STEPHEN C. BUCK  Group President                                 ALAN G. RINGLER  Group President
------------------------------------------------------------------------------------------------------------------------------------
LINES OF BUSINESS
------------------------------------------------------------------------------------------------------------------------------------
Warning, signaling,   Parking revenue       Containment          Standard and        Carbide cutoff          Mold bases and mold
hazardous area        and access control    products for         special die         and grooving tool       tooling components
lighting and          systems               storage and use      components and      systems and
communications                              of hazardous         precision parts     superhard inserts
products                                    material

MARKET SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------
Industry,             Airports,             Industry,            Die builders,       Automotive,             Plastic injection mold
municipalities,       municipalities,       laboratories,        automotive,         automotive suppliers,   builders, electronics,
automotive and        institutions,         institutions,        appliance, can      bearings, agriculture/  automotive, medical,
truck, oil and gas,   parking operators,    government           making              construction            building
marine, mining        contractors,                                                   equipment, aerospace
                      roadway authorities

REPRESENTATIVE BRANDS
------------------------------------------------------------------------------------------------------------------------------------
Akusta,               Federal APD           Justrite             Dayton Progress     Clapp Dico              P.C.S. Company
Federal Signal,                                                                      Manchester Tools
Millbank, NRL,
Pauluhn,
Target Tech,
VAMA, Victor

PRIMARY MANUFACTURING LOCATIONS
------------------------------------------------------------------------------------------------------------------------------------
Anaheim, CA           Novi, MI              Mattoon, IL          Dayton, OH          Akron, OH               Fraser, MI
Danville, KY          Sao Paulo, Brazil                          Jamestown, NY       Whitehouse, OH
Pearland, TX                                                     Minneapolis, MN
University Park, IL                                              Portland, IN
Barcelona, Spain                                                 Frankfurt, Germany
Edmonton, Alberta                                                Meaux, France
Macclesfield, England                                            Tokyo, Japan
Newcastle, England                                               Warwickshire,
Johannesburg,                                                    England
 South Africa                                                    Woodbridge,
                                                                 Ontario

NET SALES/GROUP INCOME (in millions)

NET                                                              NET
SALES                                                            SALES

[LINE GRAPH]                                                    [LINE GRAPH]


96        197                                                    96        141
97        222                                                    97        139
98        253                                                    98        146
99        262                                                    99        158
00        267                                                    00        194

GROUP                                                            GROUP
INCOME                                                           INCOME

[LINE GRAPH]                                                    [LINE GRAPH]

96        30.5                                                   96        31.7
97        29.8                                                   97        30.8
98        40.6                                                   98        31.4
99        41.4                                                   99        33.3
00        43.7                                                   00        35.3 - 36.3*
                                                                 (*)excluding restructuring charges

[LINE GRAPH]    [LINE GRAPH]                                     [LINE GRAPH]     [LINE GRAPH]

------------------------------------------------------------------------------------------------------------------------------------
ENVIRONMENTAL PRODUCTS GROUP                                          FIRE RESCUE GROUP

[3 PHOTOS]                                                            [3 PHOTOS]
------------------------------------------------------------------------------------------------------------------------------------
SHAWN V. CASEY Group President                                        RICHARD G. GIBB  Group President
------------------------------------------------------------------------------------------------------------------------------------
Air and mechanical    Sewer and catch basin      High pressure water  Aluminum, steel and     Vehicle-mounted         Airport rescue
sweeping for          cleaners, industrial       blasting systems     composite polymer       aerial access           vehicles and
roadways, parking     vacuum loaders, glycol                          fire apparatus and      platforms               industrial
areas and industrial  recovery vehicles,                              EMS rescue and                                  fire equipment
facilities            hydroexcavation                                 transport vehicles
                      vehicles, closed-loop
                      surface cleaning systems

------------------------------------------------------------------------------------------------------------------------------------

Municipalities,       Municipalities,            Environmental        Municipal, industrial,  Municipal, industrial,  Municipal
contractors,          contractors, airports,     contractors,         military, airport       airport fire            and military
airports, industry    industry                   industry, shipyards  fire protection,        protection, industrial  airports,
                                                                      emergency medical       contractors, utilities  industrial
                                                                      service (EMS)                                   complexes

------------------------------------------------------------------------------------------------------------------------------------
Elgin Sweeper         Guzzler                    Jetstream            American Eagle          Bronto                  Emergency One
Five Star             Vactor                                          Emergency One
Ravo                  Vaxjet                                          Saulsbury
                                                                      Superior

------------------------------------------------------------------------------------------------------------------------------------
Elgin, IL             Streator, IL               Houston, TX          Ocala, FL               Tampere, Finland        Ocala, FL
Youngsville, NC                                                       Preble, NY
Alkmaar, Netherlands                                                  Red Deer, Alberta
Beijing, China

------------------------------------------------------------------------------------------------------------------------------------


NET                               GROUP                               NET                             GROUP
SALES                             INCOME                              SALES                           INCOME

[LINE GRAPH]                      [LINE GRAPH]                        [LINE GRAPH]                    [LINE GRAPH]

96             177                96                13.6              96             300              96            27.1
97             186                97                15.9              97             312              97            26.9
98             220                98                19.6              98             318              98            14.5
99             247                99                24.5              99             310              99            10.9
00             255                00                23.1              00             389              00            24.9
                                                    25.9*

                             * excluding restructuring charges

[PHOTO]


JOSEPH J. ROSS,
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

TO OUR SHAREHOLDERS AND EMPLOYEES
--------------------------------------------------------------------------------

2000 was an unusual year for our company. Both our global municipal and industrial markets were strong through the first nine months of the year. In the fourth quarter, a severe and sudden decline in U.S. manufacturing activity impacted our industrial businesses quickly and broadly. For the full year, however, we experienced significant progress.

KEY ACHIEVEMENTS DURING OUR YEAR

- Our continuing operations increased sales by 13% and operating income before restructuring charges in those businesses increased 19%.
- Fire Rescue Group increased sales by 22% (due to a required change in accounting, that increase is reported as 26%) and more than doubled its income, as it left behind problems faced in the previous two years.
- We successfully consolidated two manufacturing operations within each of our Tool and Environmental Products groups in the second half of the year; those actions will benefit the profitability of each of those groups for years to come.
- Our broad municipal markets remained strong throughout the year, and we believe we gained market share in most of those markets.
- In March of last year we increased our presence in the market for high precision plastic injection mold tooling with the acquisition of P.C.S. Company.

  While we are pleased with these accomplishments, we also had some disappointments. Net income growth for the year was flat. Strong income growth in continuing operations was offset by restructuring charges related to plant consolidations and an earnings decline in our discontinued Sign operations, as well as increased interest costs during the year. We also were not successful in divesting our Sign business during the year, as a combination of a very slow U.S. sign market and a tightening of credit availability for financial buyers delayed the sale process.
  Our sales within the U.S. increased 17% this past year, as our U.S. municipal markets remained strong throughout the year and we benefited from acquisitions made within our Tool Group.
  Sales outside the U.S. increased just 3%; however, sales increases in local currencies amounted to 9%. We saw solid increases in non-U.S. sales within our Safety Products and Tool groups, mainly in Europe and Mexico. Non-U.S. sales of the Fire Rescue Group were good, but our Environmental Products Group was down significantly; their Far East markets remained very weak and their European competitors selling into these markets took advantage of the weakness of the euro. Orders were improving toward the end of the year and, with the strengthening of the euro versus the U.S. dollar, we anticipate greater growth going into 2001.
  We increased our cash flow from operations by 12%, due in great part to a continuing focus on reduction of working capital. Cash flow represented 112% of net income in the year 2000. That cash provides us the flexibility to invest in new products, fund acquisitions, pay down debt or, in certain circumstances, buy back stock. We introduced quite a few new products across the company, as spending on new product development increased again. New products are the key to growth in our mature markets and are always a high priority for the use of our cash. The group narratives later in this report include discussion of new product activity. We expect cash flow to increase further in the coming year, both on an absolute basis and as a percentage of net income.
  Overall employee turnover rate decreased in 2000 as we increased our focus on employee development and retention in a very tight labor market. The employees of Federal Signal Corporation are the company, and I again thank all of them for their many contributions this past year.

EACH OF OUR FOUR GROUPS INCREASED SALES AND OPERATING INCOME BEFORE RESTRUCTURING CHARGES IN 2000 Within the Fire Rescue Group, full year operating margin almost doubled over a low prior year; the benefits of a 1999 enterprise resource planning system installation, coupled with many other process improvements, helped drive the improvement. The group had a record year in aerial fire truck orders with plans to introduce additional new aerial products in the coming year. As a result of the continuing operational improvements made throughout the year, the group is again anticipating a substantial increase in operating margin in 2001.
  Environmental Products Group new orders increased by 12%, while sales increased just 3% as many of the new orders were booked in the fourth quarter of the year and could not be delivered by year end. As a result, the group ended the year with a record-high backlog. The consolidation of our Birmingham, Alabama manufacturing facility with our facilities in Streator, Illinois had a negative impact on sales and earnings as manufacturing time increased in the latter half of the year; we hired a great number of new employees in Streator and, as expected, incurred significant inefficiency as these employees were trained. That training will pay off as we move through 2001.
  The Safety Products Group had another record year in sales of lights, sirens and warning devices to the global police, fire and outdoor warning markets. The group's full year sales increased only 2%, however, as fourth quarter U.S. industrial market weakness slowed industrial product sales significantly. Also, entering the year the group anticipated a recovery in its hazardous area lighting and communications product lines, driven by the broad, global energy markets, but this did not occur. While energy prices and production were up, investments in new capital equipment were delayed throughout the year. Having seen an increase in quoting activity in the fourth quarter, and continued high energy prices, the group now anticipates a significant turnaround in these product lines in 2001.
  The Tool Group experienced steady growth throughout the first nine months of the year; however, full year growth, not including an acquisition made in the first quarter, was moderate as a sharp decline in U.S. sales and margins in the fourth quarter negatively impacted full year results.

[PHOTO]

ROGER B. PARSONS, RETIRING PRESIDENT OF THE ENVIRONMENTAL PRODUCTS GROUP, ON THE LEFT, AND THOMAS N. MCGOWEN, JR., RETIRING DIRECTOR.

As mentioned earlier, the group acquired P.C.S. Company, a manufacturer and marketer of precision tooling to the plastic injection mold industry, a market with greater long-term growth potential than our current metal stamping market. This addition performed well throughout the year and should continue with good growth as its sales and marketing efforts are integrated with the group's broad distribution system.

2000 BROUGHT SEVERAL KEY CHANGES TO OUR MANAGEMENT TEAM This year marked the retirement of two long-time contributors to Federal Signal. On December 31, 2000, Roger B. Parsons retired as president of our Environmental Products Group. Roger was with Elgin Sweeper Company when Federal Signal acquired that company in 1982. Roger became president of Elgin Sweeper in 1983 and led our growth from a $30 million sweeping company to a $250 million Environmental Products Group. Shawn V. Casey, who has been with our company in both U.S. and foreign roles since 1993 and was most recently president of Elgin Sweeper Company, has succeeded Roger as president of this group.
  Also, Thomas N. McGowen, Jr. is retiring this year from our board of directors, having served for 27 years. Tom participated in the diversification of Federal Signal in the late 1970's and early 1980's, and he has provided good and welcome counsel to the company.
  At the same time, we are pleased that Andrew E. Graves has joined the company as our president and chief operating officer effective February 1st of 2001. Andy's career has been with FMC Corporation and, most recently, with CNH Global, Inc., the successor company to Case Corporation and New Holland Corporation. Andy has an excellent background in manufacturing and marketing of capital goods and brings a great deal of international experience to the company.

OUR OUTLOOK IS POSITIVE Market diversification in lower technology businesses has been a key strategy of Federal Signal over the years. In 2001,we expect strong U.S. municipal markets to more than offset slow U.S. industrial markets.
  Both our Fire Rescue and Environmental Products groups ended 2000 with record backlogs, positioning them well to enter the new year. Despite lower backlogs and lower growth rates, we still expect sales and earnings growth from our Safety Products and Tool groups, but not at the levels of the Fire Rescue and Environmental Products groups. We expect the first half of the year to continue very slow in industrial markets, with any market pick up to occur in the latter half of the year.
  We expect our operating margin to improve in 2001 as the benefits of plant consolidations, cost reduction programs and process improvements continue to show positive results, both on earnings and cash flow.
  The diversity of our municipal and industrial markets should form the basis for solid growth in the upcoming year, notwithstanding an extremely slow U.S. manufacturing segment. Growth under these varying market conditions has been one of the fundamental strategies of this company and we anticipate the positive results of that strategy in 2001.

Sincerely,

/s/ Joseph J. Ross

Joseph J. Ross
Chairman and Chief Executive Officer

                                     [MAP]
                           PERSPECTIVES ON GROWTH AND

                           SHAREHOLDER VALUE CREATION

                   FOREIGN SALES AND MANUFACTURING LOCATIONS
--------------------------------------------------------------------------------
- (SAFETY)            - (TOOL)         - (ENVIRONMENTAL)  - (FIRE RESCUE)
  PRODUCTS GROUP        GROUP            PRODUCTS GROUP     GROUP
  Brazil                Canada           Netherlands        Canada
  Canada                France           Peoples Republic   Finland
  Hong Kong             Germany           of China          Hong Kong
  Peoples Republic      Japan                               Sweden
   of China             United Kingdom                      Switzerland
  South Africa                                              United Arab Emirates
  Spain
  United Arab Emirates
  United Kingdom

Federal Signal remains committed to the successful shareholder value-creation mission and supporting strategies that have been described in this annual report section for many years. They are restated below.
  Federal Signal is a non-consumer market company with this overall growth and value-creation strategy: to be the market leader in profitable, growing, long product life cycle, lower technology markets. We target markets which are globally too small to attract major competitors. We strive to achieve high profitability and growth in these markets through product and process innovation plus overall operating excellence.
  This overall strategy statement is supported by the following components:

- Sales and earnings growth are driven by market growth, increases in market share from new products and competitive advantages, penetration of identical markets in new, non-U.S. geography and entry into related (but not necessarily identical) U.S. markets.
- Internal growth is augmented by value-creating acquisitions in both current and complementary markets through the purchase of small to modest-sized, generally privately-held companies where combination benefits exist.

- Above average profit margins are enhanced or maintained by leveraging leading positions in U.S. markets, leveraging U.S. product strengths in non-U.S.
  markets and aggressive cost reduction and asset minimization   programs
  company-wide.
- Federal Signal operates under a decentralized management structure with incentive programs that are aligned with the interests of shareholders. Within this decentralized management structure, a superior work force is attracted and developed through disciplined training programs, self-directed work teams and opportunities for advancement.

  These strategies lead to high margin and high return on equity with low capital intensity over the long-term, resulting in sufficient internally generated cash flow to sustain long-term growth.
  The served markets summarized in the Corporate Profile on pages 2 and 3 normally expand every year as Federal Signal enters into complementary market niches. Market expansion or entry activities are discussed in the group narratives, pages 12 through 25.
  Our business unit competencies enable them to create new products or acquire them profitably to enter complementary market niches with minimal risk. Each business unit continuously develops core competencies specific to its markets, building sustainable competitive advantages that support profitable growth strategies.
  The execution of our strategy, including some of our accomplishments during the year 2000, is described below.

OPERATE BUSINESSES WITH LEADERSHIP POSITIONS IN SELECT MARKET NICHES Essentially all of our U.S. sales are from businesses that have leading positions in their main markets, ranking either #1 or #2 in market share. In newly entered segments, leadership positions are targeted and action plans developed to achieve them. For example, in 2000, the Tool Group acquired P.C.S. Company, a provider of precision tooling to the plastic injection mold industry. P.C.S. is a strong player in providing standard ejector pins, core pins, sleeves and accessories to this growing industry. By integrating P.C.S. with our current Tool Group distribution strengths, we intend to achieve a leading position in this tooling niche.

CONTINUALLY AND RAPIDLY IMPROVE OUR BUSINESSES This strategy refers to the actions we take and the culture we maintain to steadily improve the competitive position and operating performance of each of our businesses, leading to increasing profit margins and market share.
  The Federal Signal strategic and annual operating planning processes are used to develop appropriate operating action plans and assure that the Federal Signal culture is maintained. These processes set objectives and

                                    [PHOTO]

THE ACQUISITION OF THE PATENTED VAXJET CLOSED-LOOP SURFACE CLEANER SYSTEM OPENS NEW DOORS FOR THE ENVIRONMENTAL PRODUCTS GROUP IN ENVIRONMENTAL CLEANING APPLICATIONS. THIS NEW TECHNOLOGY,DESIGNED TO REMOVE OIL,DIRT AND OTHER ACCUMULATIONS FROM SURFACES SUCH AS STREETS, AIRPORT RUNWAYS,TOLL BOOTH AREAS,PARKING LOTS AND GARAGES WHILE RECYCLING THE WASH WATER ASSISTS FACILITIES WITH FEDERAL CLEAN WATER ACT COMPLIANCE.

result in detailed written quarterly action plans for all key managers. These action plans include monthly and quarterly goals tied to incentive plans that ultimately support value-creating long-term objectives.
  Each of our operating units has specific "critical success factors" that are their most significant variables for growth and profitability, the key components of shareholder value creation. These factors are included in annual operating plans and are targeted and monitored for improvement each year. Success factors cover areas such as customer satisfaction, speed of new product development, labor productivity and supplier relationships. While the largest improvements most often occur in our newly acquired businesses, we obtain steady progress in the elimination of non-value-added activities and costs in long-held businesses as well.
  In 2000 two groups found important opportunities for cost reduction through plant consolidation. The Environmental Products Group moved the Birmingham, Alabama industrial vacuum truck manufacturing operations to the Streator, Illinois municipal vacuum truck (predominantly sewer cleaning trucks) manufacturing operation. The Tool Group combined its Dico brand superhard cutting-tool operations with its recently acquired Clapp and Haney superhard cutting-tool plant in Whitehouse, Ohio. Though restructuring costs were incurred in 2000, both of these consolidations bring substantial cost savings in 2001 and high financial returns into the future.
  Our company-wide program to reduce costs, called Bold Goal, lowers costs through a constant focus on elimination of non-value-added costs as well as through advanced procurement methods and engineering design changes to minimize material costs. Bold Goal activities which involved purchasing and supplier personnel eliminated costs amounting to over $8 million in 2000, or more than 1% of our targeted cost base. These savings are the net amount after price increases have been offset. Hundreds of employees achieved important additional Bold Goal program savings during the year by finding lower cost ways to operate. Group operating performance is covered in the narratives on pages 12 through 25, including Bold Goal achievements in each group.

ACQUIRE, OR PARTNER WITH,COMPANIES IN RELATED BUSINESSES Most of our growth will come from our current businesses, yet we need to acquire businesses that fit well with our current groups in order to achieve our long-term growth objective. Focused on expansion within our current lines of business, we target companies that:

- operate in attractive industries;
- offer leadership positions in niche markets;
- have good prospects for growth;
- would either benefit significantly from synergies with our existing strengths in marketing and manufacturing or would expand our markets geographically;
- have a high probability of achieving a rate of return that is at least 50% above our weighted average cost of capital.

As mentioned previously, in March 2000 we acquired P.C.S. Company, which manufactures precision "standard" mold tooling, complementing our existing "special" mold tooling manufacturing capability and metal stamping distribution. Also in March 2000, we acquired the technology for the Vaxjet closed-loop surface cleaning system. This patented system is an innovative combination of our sewer-cleaning vacuum truck and high-pressure waterblasting technologies, and has the ability to serve a potentially large emerging market.

[PHOTO]

P.C.S. COMPANY,ACQUIRED IN MARCH 2000, OFFERS A COMPLETE LINE OF TOOLING COMPONENTS FOR THE PLASTIC INJECTION MOLD AND DIE CAST INDUSTRIES. PRODUCTS INCLUDE BOTH STANDARD AND SPECIAL MOLD BASES ALONG WITH PINS,
SLEEVES,BLADES,SELF-LUBRICATING DEVICES AND ACCESSORIES.

MAINTAIN OUR DIVERSIFICATION WITH LOWER-TECHNOLOGY BUSINESSES Diversity of markets is a key reason that we have steady performance over the years. Our diversity is demonstrated by the following 2000 sales charts:

SALES BY MARKET

[PIE CHART GRAPH]       27% Industrial and other
                         5% Commercial
                        41% Municipal
                        25% Foreign
                         2% U.S. Government

SALES BY GROUP

[PIE CHART GRAPH]       35% Fire Rescue
                        24% Safety
                        23% Environmental
                        18% Tool

NON-U.S. SALES BY
GEOGRAPHIC AREA

[PIE CHART GRAPH]       47% Europe
                        16% Middle East/Africa
                        11% Asia/Pacific
                        16% Canada
                        10% Mexico/South America

  This diversity by marketplace is one of the drivers of our acquisition program. With a recent acquisition focus in our Tool Group, its percent of total company sales for the year 2000 was 18%, up from 16% in 1999. While we do not plan on having all groups equal in size, we do not want a single group to be the dominant driver of our performance.
  We only acquire businesses with lower-technology products that are not subject to rapid obsolescence and which have barriers to entry. This, coupled with aggressive new product development, and a large municipal sales component, tends to reduce the impact of economic cyclicality. Our products are diverse, but our business units have a great deal in common and the overall culture is to share knowledge and talent as needed. If a business unit has a competency needed at another unit, we provide it quickly through transfer of people or the transfer of knowledge and training.
  A very important example of sharing is the Federal Signal purchasing group, which not only shares techniques and personnel, but also helps each of our businesses achieve their Bold Goal cost reduction targets. The purchasing group aggregates common supply needs such as steel and truck chassis, and frequently negotiates multi-year contracts covering these needs. This cost advantage, which most of our single-business competitors do not have, is particularly helpful when we acquire a business or enter a new market niche with complementary products.

INCREASE PENETRATION OF NON-U.S. MARKETS To achieve Federal's overall growth and profitability objectives, our goal is to be the global leader in the markets we serve. We believe most of the niches we have traditionally served in the U.S. are in fact global in nature, and thus our traditional product offerings and the underlying technologies are well suited for global growth. While substantial market share gains are still available in U.S. markets, our low market shares in many of our markets outside the U.S. and the emerging need by many of those economies for our products provide even greater opportunities for long-term growth. These opportunities are being exploited through export, alliance and acquisition of non-U.S. manufacturers.
  Our global growth strategy includes sourcing components for non-U.S. manufacturing operations from our operations in the U.S. These components include, for example, lighting sub-assemblies and semi-finished tooling. As a result, operating profits on non-U.S. sales are realized in three areas - sales produced from assets located outside the U.S. (reported separately in our annual financial statements), intercompany sales from the U.S. to non-U.S. based operations and direct export sales. Financial decisions relating to our growth strategy are based on relating the total profits realized for the target market and the assets employed by that segment.

  With experienced management in place, and with many of our non-U.S. markets expanding faster than our U.S. markets, the global marketplace in our selected niches continues to offer a large long-term opportunity. While the Asia-Pacific and Middle East regional markets remained relatively slow in 2000, we continue to believe these markets will provide excellent long-term growth opportunities.

DEVELOP A SUPERIOR WORK FORCE WITHIN A DECENTRALIZED MANAGEMENT FRAMEWORK Federal manages on a decentralized basis to ensure that decisions are made at the operating level and to enable our operating units to take actions necessary to accomplish our common growth and value-creation goals. This operating style and market closeness fosters innovation, efficiency and an entrepreneurial management style.
  Federal's ultimate success depends on the quality and motivation of our employees. To acquire and retain quality employees, we seek people at all levels with superior potential and encourage their development through disciplined training programs. We rely on these quality employees, working in teams or individually, to find and implement ideas for improvements in our business. While there were many such employee-initiated ideas and improvements throughout the company in 2000, two of them are described below.

-------------------------------------------------------------------------------

BOLD GOAL INITIATIVES

Federal Signal launched its Supplier Strategic Alliance process in 2000 to further expand upon the success of the company's Bold Goal program. The focus of the Bold Goal program is lower costs through more advanced procurement methods and engineering design changes to minimize material costs. The Supplier Strategic Alliance initiative takes the process one step further by forging true customer- supplier alliances.

[PHOTO]

FROM LEFT:JAMIE (GASS) GRANT,
VACTOR MANUFACTURING;
DAVE CONVERSE AND CHRIS BURESCH,
ELGIN SWEEPER COMPANY

[PHOTO]

MADHU MANIKKAM,
EMERGENCY ONE

[PHOTO]

JEFF HAASE,
EMERGENCY ONE

The Supplier Strategic Alliance effort is lead by the corporate purchasing group and employs cross-functional team members representing business units throughout the company. The business unit employees pictured on the left volunteered to work on our Commercial Truck Chassis Alliance team this past year while still fulfilling the requirements of their regular positions. The team negotiated a long-term supply contract that was advantageous to both the company and the supplier.

[PHOTO]                [PHOTO]            [PHOTO]
DAVID LOVETT        DENISE NAPOLEON       RAY POOL

The three Emergency One employees pictured above, members of different sections of the purchasing group, joined together in a team effort to work with common vendors to further Bold Goal objectives. By combining their different perspectives, they were able to achieve cost reductions of approximately $1.5 million in the year 2000.

FINANCIAL PERFORMANCE

               [PHOTO]
            Henry L.Dykema,
Vice President and Chief Financial Officer

Federal Signal's most important financial objective is to achieve superior long-term total returns for shareholders. In 2000 the total return on Federal Signal shares was 27%, compared to a negative 16% for the S&P Industrials benchmark. This very favorable one-year performance comparison also improved the five-, ten-, fifteen- and twenty- year period comparisons. While Federal Signal's total return performance did not overtake the S&P Industrials benchmark for any of the long-term periods, this year's performance was very encouraging. We remain highly focused on the growth and profitability factors that drive shareholder value.
     The charts at right depict Federal Signal's financial performance on three growth and profitability measures we use to set goals and guide strategy. Diluted earnings per share from continuing operations before restructuring charges were $1.32 in 2000, up 12% from 1999; including restructuring charges they were $1.27, up 8%. Our long-term earnings per share growth objective is 10% plus an average long-term U.S. inflation rate, currently resulting in a nominal increase objective of about 12%. Federal Signal's long-term performance as shown in the chart is within 1% of the 10% inflation-adjusted objective for the fifteen-year period but is below this target for all periods shown. A key cause of this underperformance was the decline in Fire Rescue Group operating income in 1998 and 1999. This group began a strong recovery in 2000 that we expect to continue in 2001 and beyond.
     Return on equity (ROE) before the effect of restructuring charges and the cumulative effect of a change in accounting was 17.1% in 2000, up from 17.0% in 1999; reported ROE including restructuring charges and the accounting change was 16.2%. We expect to again exceed our 20% ROE target over the next few years as earnings increases are achieved.
     Cash flow from operations rose to $64 million in 2000, from $58 million in 1999. The 2000 performance benefited from an overall improvement in receivables management and an inventory reduction in the Fire Rescue Group.
     Federal Signal's dividend policy is to maintain a dividend payout ratio of about 40%; in 2000, the ratio was 60%. Over the next few years the company expects earnings growth to far outpace planned dividend increases, enabling the company to reach the payout ratio of 40%. The payout target of 40% is set to retain sufficient cash to fund growth, including acquisitions, over the long term.
     Cash used for acquisitions in 2000 was approximately $24 million, compared to $74 million of cash and stock in 1999. Capital expenditures declined slightly to $22 million from $23 million in 1999. Expenditures were primarily for machinery and equipment to raise productivity and capacity. Capital spending was approximately 2% of sales, in line with Federal Signal's long-term trend.
     The debt-to-capitalization ratio for manufacturing operations was 45% at year-end 2000, compared to 42% in 1999. Our normal operating range is 30% to 40% and we intend to return to the upper end of this range as earnings increase and we achieve further success with our working capital improvement programs.
     Federal Signal's financial position is healthy and remains supportive of future growth.

 OBJECTIVE: ACHIEVE SUPERIOR SHAREHOLDER RETURNS
  Annual compound rates of return (in percent)

 20    18+
                17+
                             16+
                                 15++     15+
                                               14++
 15

                    10++                                     + S&P Industrials
 10                                                         ++ Federal Signal


  5


  0
        -2++

YEARS   5         10            15           20

 OBJECTIVE: AVERAGE ANNUAL EPS INCREASE-10% PLUS INFLATION
                  (percent increase)

15
                     12

10              9     9     Increase objective-
                            inflation-adjusted
                7

5                           Nominal (reported):
         3                  total bar
                            Inflation-adjusted:
         1                  dark blue bar

YEARS    5     10    15










OBJECTIVE: 20% OR MORE RETURN ON EQUITY
           (percent return)

25    23.8
           20.6
20             19.1
                      17.0   17.1(*)
                             16.2
15

10

5

      96    97  98     99      00

   CASH FLOW FROM OPERATIONS
        (in millions)

  80             75.5

              64.2          64.4
        61.4
                       57.7
  60

  40

  20

         96    97  98   99    00

 * excluding restructuring charges
   and change in accounting

                             SAFETY PRODUCTS GROUP


                               2000         1999        1998
                             -----------------------------------
                             (in thousands except employee data)

SALES                        $267,062    $ 261,940    $253,020

OPERATING INCOME               43,721       41,384      40,601

BACKLOG AT DECEMBER 31         18,493       27,334      25,738

TOTAL ASSETS                  220,867      227,073     224,605

CAPITAL EXPENDITURES            5,333        8,646       4,648

EMPLOYEES                       1,904        1,931       1,992



THE SAFETY PRODUCTS GROUP MANUFACTURES AND MARKETS WORLDWIDE A BROAD RANGE OF SAFETY-RELATED PRODUCTS,SERVING PUBLIC AND INDUSTRIAL SAFETY, PARKING CONTROL AND HAZARDOUS AREA LIGHTING MARKETS.

                                    [PHOTO]

       EMERGENCY PRODUCTS' NEW VIPER INTERIOR LIGHT SERIES CAPITALIZES ON
      INVESTMENTS IN TECHNOLOGY ENHANCING FEDERAL SIGNAL'S POSITION AS THE
               PREFERRED SUPPLIER TO PUBLIC SAFETY PROFESSIONALS.

                              OPERATING HIGHLIGHTS

    - Safety Products Group earnings increased 6% on a 2% increase in sales.

   - Key sales and earnings growth drivers were emergency vehicular signaling products and outdoor warning products.

       - Hazardous area lighting markets remained weak, reducing overall Safety Products Group sales and earnings growth.

LEADING BRANDS

[LOGOS]

SAFETY PRODUCTS GROUP SALES REPRESENT 24 PERCENT OF FEDERAL SIGNAL'S TOTAL SALES FOR 2000

OPERATIONS REVIEW
- Emergency vehicular signaling products and outdoor warning products set sales and earnings records.
- Launched several new signaling products using advanced LED (light emitting diode) technology.
- Core hazardous liquid containment products posted sales gains driven by new product introductions.
- Reorganized several operations to capture synergies and reduce costs.

  Safety Products Group operating income grew 6% while sales increased 2%. Significant earnings gains in emergency vehicular signaling and outdoor warning products were partially offset by continued reduced profits in hazardous area lighting and UK-based hazardous area public address system operations, both of which serve energy-related markets. Excluding operations that rely heavily on energy markets, sales increased 6% and profits increased 13%.
  The emergency vehicular signaling product line again posted record sales and profits. Combining good growth in the United States with particularly strong sales in Europe, Mexico and South America, this product line more than offset continued weakness in Asia and Middle East markets and the negative impact of foreign currency translation. Product mix and cost reduction programs at all emergency vehicular signaling manufacturing locations contributed to improved margins.
  The industrial signaling and communications systems product lines posted sales results equal with last year. Significant gains in the U.S. outdoor warning product line were more than offset by a severe decline at the UK-based public address system operation. Continued weakness in key energy markets, combined with costs associated with plant consolidation and organizational changes, contributed to unsatisfactory profitability results at this location.
  Continued inactivity in energy-related markets also curtailed operating performance of the hazardous area lighting product line. As a result, the gains made last year in reducing the cost structure of these businesses were more

                                    [PHOTO]

SHOWN HERE ARE ITEMS FROM THE BROAD LINE OF SIGNAL PRODUCTS BRAND AUDIBLE AND VISUAL SIGNALING PRODUCTS TO THE INDUSTRIAL MARKETPLACE, INCLUDING WARNING LIGHTS, STATUS INDICATORS, INTERCOM SYSTEMS, HORNS, BELLS AND SIRENS.

than offset by a decline in sales volume. While there was anticipation that 2000 would be the year in which the energy markets would rebound, activity level during the year remained low despite higher oil prices. The primary cause for this was the continuing tight spending control within the industry and the effect of several recent oil company mergers which rationalized combined exploration and production resources. Toward the end of the year, key industry statistics such as rig utilization and quoting activity increased. These trends support prevailing forecasts for an industry rebound in 2001.
  Parking and revenue control products posted modest improvement over last year's record results. Business in the United States, Mexico and South America recorded sizeable increases in both sales and market share, offset somewhat by weakness in Pacific Rim markets.
  Last year's restructuring of the hazardous liquid containment operation to more closely focus on the core safety can and cabinet product lines resulted in an improved sales growth rate compared to the trend of the past few years.

[PHOTO]

FEDERAL APD OFFERS AN INTEGRATED,SINGLE SOLUTION FOR PARKING AND GROUND TRANSPORTATION CONTROL. APD HAS A COMPLETE LINE OF HARDWARE AND CENTRAL MANAGEMENT SYSTEM SOFTWARE FOR AIRPORTS, HOSPITALS, UNIVERSITIES, SHOPPING MALLS AND MUNICIPALITIES AROUND THE WORLD.

  The organizations within the Safety Products Group focus on the following key strategies to attain sales, market share and profit growth objectives:

- Build upon the market leadership position that most Safety Products Group businesses enjoy within their home markets.
- Increase market share in non-U.S. markets.
- Continue cost reduction and productivity improvement.
- Develop and empower employees.

  Although falling short of targeted financial growth objectives, the group made progress during the year on these strategic initiatives that will make the group stronger in the future.
  All Safety Products Group businesses develop and introduce innovative new products to grow and gain share. During the year virtually all group businesses built upon new product momentum, with about 25% of 2000 sales coming from new products introduced in the last five years. The emergency vehicular signaling product line and industrial signaling product line launched several signal lights that incorporate advanced LED technology. This light source offers several advantages over conventional strobe or halogen alternatives in that it consumes less power, is more reliable, lasts longer and offers programmable flash patterns to fit a variety of application needs. In addition, the emergency vehicular signaling operation introduced an electronic version of a popular electro-mechanical siren used in the fire service. The new electronic siren consumes significantly less power, yet provides the classic sound that has become a standard in the industry.
  The UK-based hazardous area public address systems unit developed a new generation public address system that expands the product reach beyond traditional hazardous area environments and into commercial applications. The parking and revenue control operation enhanced its parking management control system and introduced an innovative new gate designed to be used in both conventional parking and industrial applications. The hazardous liquid containment business further expanded its line of rotationally-molded spill containment products and launched a line of aluminum propane cylinder cabinets.

THE COMBINED PRODUCT OFFERING OF PAULUHN AND VICTOR PRODUCTS GIVES THE COMPANY THE UNIQUE ABILITY TO MEET OR EXCEED BOTH UNITED STATES (UL) AND INTERNATIONAL
(IEC) STANDARDS FOR A BROAD RANGE OF HAZARDOUS AREA LIGHTING APPLICATIONS.

[PHOTOS]

[PHOTO]

JUSTRITE'S EXTENSIVE LINE OF PRODUCTS FOR THE SAFE STORAGE,TRANSFER,USE AND DISPOSAL OF HAZARDOUS LIQUIDS IS SOLD THROUGH MULTIPLE DISTRIBUTION CHANNELS WORLDWIDE.

  The further slow down in energy-related markets during the year masked the significant progress made in expanding non-U.S. sales and market share growth. Excluding operations that rely heavily on the energy markets, Safety Products Group non-U.S. business grew 23% over 1999. Emergency vehicular signaling, industrial signaling, outdoor warning and hazardous liquid containment product lines posted significant growth in non-U.S. sales.
  Despite the modest increase in sales, the group's overall operating margin improved .6 percentage points. Excluding operations that rely heavily on energy-related markets, the operating margin increased one percentage point. In addition to the sales increases at several operations, much of this operating margin improvement came from continued cost reduction and productivity improvement initiatives across the group.
  Company-wide Bold Goal cost reduction initiatives resulted in a 2% reduction of targeted costs, in addition to offsetting inflationary costs. The Safety Products Group combined internal operating unit requirements for several high-usage material categories with other Federal Signal businesses. The group jointly established vendor strategic alliances for these materials, significantly reducing procurement costs. Also during the year, every major line of business completed value analysis/value-engineering projects on key products, which resulted in significant cost reductions for many of the products involved. The implementation of shop floor process improvement programs increased manufacturing productivity. This was accomplished through investments in factory automation equipment as well as employee- recommended process changes. Furthermore, many locations progressed in maximizing the company-wide productivity improvement features of recently installed enterprise resource planning (ERP) systems.
  Communications systems operations were realigned toward the end of the year to more closely link the outdoor warning systems operation with hazardous area public address system operations. The new organization capitalizes on the many market/product development and cost reduction synergies that exist between these two businesses.
  All group businesses continuously work to further empower employees. The foundation of this work is active employee education and development programs. World Class Manufacturing training is now standard at most group operations. In addition, as part of the ISO 9000 qualification process, employees participate in extensive quality training. During the year, several locations initiated leadership development programs while the UK-based hazardous area lighting operation attained the government- sponsored "Investors in People" certification.

OUTLOOK The Safety Products Group expects good sales growth in 2001, driven by new products introduced in 2000, recovery in energy-related markets and modestly improving global industrial markets.

                                   TOOL GROUP


                                       2000         1999        1998
                                    ---------------------------------
                                    (in thousands except employee data)

SALES                                $194,485    $ 158,164    $145,964

OPERATING INCOME(*)                    36,269       33,303      31,426

BACKLOG AT DECEMBER 31                 14,679       13,085       9,393

TOTAL ASSETS                          175,884      155,095      85,013

CAPITAL EXPENDITURES                    7,837        6,893       6,404

EMPLOYEES                               1,534        1,404       1,318

* in 2000, before restructuring charges

THE TOOL GROUP MANUFACTURES A BROAD RANGE OF HIGH PRECISION AND CONSUMABLE TOOLS FOR METAL STAMPING,METAL CUTTING AND PLASTIC INJECTION MOLD INDUSTRIES SERVING MORE THAN 14,000 INDUSTRIAL CUSTOMERS AROUND THE WORLD.

                                    [PHOTO]

    PRECISION PUNCHES,MATRIXES AND RETAINERS ARE USED IN THE MANUFACTURE OF STAMPED METAL PARTS. THE COMPLETE LINE OF DAYTON PROGRESS PRODUCTS INCLUDES
                  STANDARD CATALOG SIZES AND SHAPES AS WELL AS

                              OPERATING HIGHLIGHTS

          -  Tool Group income before restructuring charges increased
                          9% on a 23% sales increase.

     - The P.C.S. Company acquired in 2000 and the Clapp and Haney Company acquired in 1999 were key growth contributors.

        - Tool Group consolidated two superhard cutting tool operations.

          - Tool Group's main metal stamping and cutting tool markets weakened considerably in the second half.

LEADING BRANDS

[LOGOS]

TOOL GROUP SALES REPRESENT 18 PERCENT OF FEDERAL SIGNAL'S TOTAL SALES FOR 2000

OPERATIONS REVIEW
- Acquired P.C.S. Company, a leading mold-tooling supplier to the plastic injection mold industry.
- Consolidated two superhard cutting tool operations.
- Introduced new "S2" cutoff product in the carbide- tooling segment.
- Expanded the special products die component manufacturing facility in Jamestown, New York and restructured die component operations in Japan.

  The Tool Group increased sales and operating income before restructuring charges in the year 2000 by 23% and 9%, respectively, as the acquisition of P.C.S. Company in March 2000 more than offset a slowing U.S. industrial economy.
  The Tool Group operates in three focused tooling niches: carbide and superhard (diamond and CBN-tipped carbide) cutting tools; mold-tooling products; and punches and other die components used in metal stamping operations.

- Carbide cutting tool sales were up slightly over the previous year, but sales in the last quarter of 2000 were down 11%, the lowest fourth quarter in the last five years. Superhard cutting tool sales improved based on three strong quarters of automotive production and several new automotive projects.
- Mold tooling sales were up 10% for the full year, again based in large part on the March 2000 acquisition of P.C.S. Company.
- Die component sales for the full year were up 5% over 1999, with U.S. sales growing 3% based on a strong first half of the year and non-U.S. sales growing 11% on the strength of several new products.

  The consolidation of the Tool Group's two superhard manufacturing facilities created a unified company that is the clear market leader in North America with 30% market share. This market is currently forecast to grow at mid single-digit annual percentage rates over the next three to five years.
  Mold-tooling markets in the U.S. are forecast to grow annually in the high single digits. In 2000 the group gained 2-3 percentage points of market share in the mold base product category with the introduction of a new interchangeable plate system. The group also expanded its product offering in carbide cutoff and deep grooving with the new "S2" system, capturing additional market share.
  The group's die component market share in the U.S. remained constant and continues to be the clear market leader in the U.S. In Germany, France and Canada die component market share increased 1-2% in 2000 through the introduction of several new products.

[PHOTO]

CLAPP DICO IS THE U.S. MARKET LEADER IN THE MANUFACTURING AND MARKETING OF SUPERHARD CUTTING TOOLS FOR MACHINING OF HARDENED STEELS AND HIGH-SILICON ALUMINUM. THESE TOOLS ARE USED IN THE PRODUCTION OF ENGINES, TRANSMISSIONS AND OTHER VEHICLE COMPONENTS. CLAPP DICO PROVIDES A COMPLETE PRODUCT OFFERING FOR TURNING,MILLING AND DRILLING APPLICATIONS.

  The Tool Group focused on costs as well as growth during 2000. The group reduced primary working capital as a percent of sales in 2000 through better inventory management at all companies. The group reduced the cost of purchased items by 3%, in addition to offsetting inflationary costs, through Bold Goal cost reduction programs. The primary U.S. die component manufacturing facility reduced labor hours by 10,000 hours, yet supported increased sales by utilizing a new manufacturing process and new state-of-the-art equipment. The carbide tool operations introduced a new machining technique to manufacture steel toolholding products and components, reducing manufacturing costs by more than 15% for those products.
  The Tool Group progressed in the superhard segment after the mid-1999 acquisition of Clapp & Haney. Management completed consolidation of the smaller Dico brand operation into the larger, more efficient Clapp & Haney facility in October 2000. The combined operation reduces operating costs through processes that increase machine automation and decrease direct labor.
  In March 2000 the Tool Group purchased P.C.S. Company in Fraser, Michigan. P.C.S. provides mold bases and precision mold-tooling components to plastic injection mold operations. By combining selective marketing and sales functions with the die components business, the P.C.S. acquisition enhances future growth prospects for both product segments.
  The Tool Group completed enterprise resource planning system implementations and training in both the carbide-tooling and superhard businesses in 2000; it also progressed toward QS-9000 certification in the carbide-tooling facility. All group companies invested in computer training, individual shop skills training in mathematics and blue prints, and selective supervisor training. These investments in systems and training drive continuous improvement in tool operation productivity.

OUTLOOK The U.S. industrial markets served by the Tool Group slowed in the second half of 2000 and are expected to remain slow into the second half of 2001. With a full year of P.C.S. and no restructuring charges, the Tool Group is positioned to improve sales and profits in 2001, particularly as the U.S. industrial economy begins to improve in the latter part of the year.

                          ENVIRONMENTAL PRODUCTS GROUP

                                       2000         1999         1998
                                  ---------------------------------------
                                    (in thousands except employee data)


SALES                               $255,269     $ 247,097     $219,812

OPERATING INCOME(*)                   25,874        24,454       19,559

BACKLOG AT DECEMBER 31                72,275        57,171       62,455

TOTAL ASSETS-MANUFACTURING           149,622       143,320      139,819

TOTAL ASSETS-FINANCIAL SERVICES       69,055        66,096       51,499

CAPITAL EXPENDITURES                   4,137         3,241        2,485

EMPLOYEES                              1,134         1,107        1,065

(*)in 2000, before restructuring charges

THE ENVIRONMENTAL PRODUCTS GROUP MANUFACTURES AND MARKETS WORLDWIDE A FULL RANGE OF STREET AND PARKING LOT SWEEPING, INDUSTRIAL VACUUMING,MUNICIPAL CATCH BASIN/SEWER CLEANING VEHICLES AND HIGH-PERFORMANCE WATER BLASTING EQUIPMENT.

                                    [PHOTO]

  THE VACTOR 2100 COMBINATION SEWER CLEANER CONTINUED TO STRENGTHEN ITS MARKET
    LEADERSHIP POSITION IN U.S.MUNICIPAL AND CONTRACTOR MARKETS,WHILE MAKING
             SIGNIFICANT INROADS INTO SELECT INTERNATIONAL MARKETS
                  INCLUDING LATIN AMERICA AND THE MIDDLE EAST.

                              OPERATING HIGHLIGHTS

           - Environmental Products Group income before restructuring charges increased 6% on a 3% sales increase.

          - Environmental Products Group consolidated two vacuum truck manufacturing facilities.

             - Strong core product performance drove orders up 12%.

LEADING BRANDS

[LOGOS]

ENVIRONMENTAL PRODUCTS GROUP SALES REPRESENT 23 PERCENT OF FEDERAL SIGNAL'S TOTAL SALES FOR 2000

OPERATIONS REVIEW
- Achieved order increases of 10% or more for all U.S.
  and European core products.
- Consolidated two vacuum truck manufacturing facilities.
- Expanded presence in the U.S. parking lot sweeper segment.
- Registered significant cost reductions for major purchased components through strategic supplier contracts.
- Improved operating margin for fifth straight year.

  In 2000 the Environmental Products Group (EPG) achieved its fifth consecutive record year for orders, sales and earnings. Strong performances from all U.S. core products - municipal and private contractor sweepers, municipal and industrial vacuum trucks and industrial waterblasters - and from European sweepers, drove orders up 12% over 1999. Non-U.S. orders outside of Europe were again soft, weakened by the strong dollar and slower Latin American and Asian markets.
  EPG's sales increased 3% and earnings (before restructuring charges related to the consolidation of two manufacturing facilities) increased 6% in 2000 compared to 1999. Even though U.S. sewer cleaners, waterblasters and European sweepers established sales and earnings records, total group performance was tempered by several factors. Initial negative effects of the plant consolidation on productivity, new product start-up inefficiencies in U.S. sweeper operations and the effect of currency translations held down further margin improvement. With the possible exception of additional currency erosion, EPG believes these factors will not repeat and in fact will provide substantial financial benefit in 2001 and beyond.
  EPG continued to focus on its investment in 2000. Improvements in receivables collections more than offset the increase in inventories relating to the U.S. plant consolidation, European production increase and certain new product start-ups. Primary working capital as a percent of sales improved two percentage points during the year.
  Five key long-term drivers influence EPG's improving growth performance.

- EPG operates in modestly-sized market segments with relatively high barriers to entry. EPG's traditional markets are municipalities and other governmental agencies, private sweeping and industrial contractors, industry,

                                    [PHOTO]

THE ELGIN PELICAN,THE WORLD'S BEST SELLING MECHANICAL STREET SWEEPER,REBOUNDED SIGNIFICANTLY DURING THE YEAR DUE TO STRENGTHENING U.S. MUNICIPAL MARKETS. PRODUCT ENHANCEMENTS SUCH AS A NEW PAINT PROCESS PRIOR TO ASSEMBLY AND A DUST FILTRATION EXHAUST SYSTEM OPTION CONTRIBUTED TO THE STRONG PERFORMANCE.

  airports and institutions. It supplies motorized street sweepers, combination catch basin/sewer cleaners, industrial vacuum trucks and high-pressure waterblasters to these segments. Each product is highly technical in its design, yet each product shares common technology with other EPG products. In addition, all EPG products utilize sophisticated hydraulic, electric/electronic, water or pneumatic systems to accomplish their jobs. EPG has engineered the application of all these related technologies in a way that makes it especially difficult for competitors to replicate. As a result, EPG leads more market segments than its competitors.

- EPG holds very significant, but still growing, market share in each segment. EPG is the clear U.S. leader for municipal and contractor sweepers, municipal catch basin/sewer cleaners and industrial vacuum loaders. It continues to improve share in these categories by constantly introducing technological advances and adding new products. For example, our Broom Bear and Air Bear products acquired in 1998 both contributed to significant market share gains in the municipal and contractor market segments and filled niches not previously served. Waterblasters, also acquired in 1998, have not yet reached a leadership position but EPG's industrial contractor and direct-to-industry channels significantly increased waterblaster market share in 2000.

                                    [PHOTO]

EPG MOVED PRODUCTION OF THE GUZZLER ACE INDUSTRIAL VACUUM LOADER FROM BIRMINGHAM, ALABAMA TO STREATOR,ILLINOIS IN A CONSOLIDATION EFFORT WITH VACTOR MANUFACTURING. STATE-OF-THE-ART MANUFACTURING TECHNOLOGY AT THE STREATOR LOCATION WILL SIGNIFICANTLY RAISE THE ALREADY HIGH QUALITY,FIT AND FINISH OF ALL GUZZLER PRODUCTS.

     EPG also leads the European compact sweeper segment and significantly increased market share in this segment during 2000. In addition, EPG continues to expand into new non-U.S. geographies that present profitable opportunities to compete on quality and features.
     It is important to note that as EPG continues to grow market share in its traditional markets, operating margins have improved year over year for the last five years.

- Leveraging off its expanding distribution channels and technological expertise, EPG developed or acquired several new products that were launched into complementary market segments. In 2000 EPG entered the parking lot sweeper segment with its new Air Cub sweepers. Sold through a new direct-to-customer channel, the internally developed Air Cub sweeper utilizes technologies adapted from EPG's larger recirculating air and vacuum sweeper. EPG's new hydroexcavator, based on sewer cleaner technology, locates and excavates underground utility and telecommunication cables, pipes and fiber optics using high-pressure water and vacuum. Hydroexcavator orders far exceeded expectations in 2000 as this product is rapidly becoming "best practice" for this application because it eliminates costly infrastructure damage and potential service interruptions caused by traditional digging. A third new product acquired early in 2000 is the Vaxjet patented closed-loop surface cleaner. This product utilizes EPG waterblast technology to dislodge, vacuum and filter hard to clean materials such as grease and oils, rubber and chemicals from paved surfaces. Target applications are tollway booths, airport runways, service stations, parking garages and industry in general. Several channels are taking this product to market and early sales results are promising. These new products provide entry to large, faster growing segments for EPG within the vast environmental market. New products developed or acquired in the last five years accounted for approximately 20% of total EPG sales in 2000.

- An active regulatory environment at both state and federal levels creates increased demand for EPG products. Increasing awareness and enforcement of Phase II of the Clean Water Act is expected to drive demand for products like the closed-loop surface cleaner, sewer cleaners and street sweepers. In 2000 greater attention to air quality resulted in the California South Coast Air Quality Management District laying out stringent dust emission regulations for street sweepers. EPG certified eleven of its sweeper models to conform to these new regulations.



NEW PRODUCTS, AN EXPANDED SALES FORCE AND
ADDITIONAL PRODUCT SUPPORT LED TO
INCREASED MARKET SHARE FOR JETSTREAM OF
HOUSTON. PRODUCTS INCLUDE A COMPLETE LINE               [PHOTO]
OF FLUID END CONVERSION KITS, PUMPS, DIESEL
AND ELECTRIC UNITS AND A FULL LINE OF
PARTS AND ACCESSORIES.

[PHOTO]

THE NEW RAVO SERIES 3 SWEEPER FEATURING A SUPER-COMPACT DESIGN PROVIDES HIGH MANEUVERABILITY FOR SWEEPING APPLICATIONS IN TIGHT AREAS. THE PRODUCT HAS QUICKLY GAINED POPULARITY AND MARKET SHARE THROUGHOUT EUROPE. NEW OPTIONS SUCH AS CONTAINER HIGH DUMP AND HIGH TRANSPORT SPEEDS WILL FACILITATE CONTINUED SALES GROWTH.


  Regulations to prevent damage to underground infrastructures via mechanical digging are increasingly common. In 2000 EPG integrated its technology efforts with the goal of accelerating development of permanent solutions to its customers' environmental problems.

- EPG believes it leads its competition in part because of the financial, human and strategic resources available through Federal Signal. It uses these resources to continuously drive operational improvements and growth opportunities. In 2000 EPG undertook the consolidation of its industrial vacuum loader manufacturing in Birmingham, Alabama into its sewer cleaner facility in Streator, Illinois. EPG determined that modest capital investment would enable it to smooth out production cycles,leverage commonality of design and manufacturing technologies for these products, and better utilize available capacity. Substantial long-term savings and a short investment payback period will result from restructuring charges incurred in 2000.

  During 2000 EPG participated with other groups to negotiate strategic alliances with suppliers of major components used commonly across Federal Signal, resulting in significant savings and other benefits. EPG also negotiated separate alliances for components unique to the group. Along with other Bold Goal cost reduction successes, EPG achieved a total of 1% savings for purchased goods and services in 2000, in addition to offsetting inflationary costs.

  EPG attracts and retains high quality employees, and continues their development through training programs. For example, in 2000 the group's multi-channel sales team received over 150 hours per person of training ranging from dealer development to sales skills, time management and financial analysis. The group also rolled out to all employees a self-paced home study program emphasizing three areas: management, professional and support training.

OUTLOOK EPG expects solid sales growth in 2001 from new products and increased customer response to environmental regulatory activity. The group also expects to improve operating margins through savings from the 2000 plant consolidation and ongoing lean manufacturing programs. As a result, the group is targeting good earnings growth for 2001.

                               FIRE RESCUE GROUP

                                        2000        1999       1998
                                    -----------------------------------
                                    (in thousands except employee data)

SALES                                 $389,311   $ 310,008   $318,038

OPERATING INCOME                        24,940      10,900     14,526

BACKLOG AT DECEMBER 31                 255,568     246,500    207,424

TOTAL ASSETS-MANUFACTURING             201,960     200,950    178,818

TOTAL ASSETS-FINANCIAL SERVICES        145,175     125,165    114,163

CAPITAL EXPENDITURES                     4,958       4,598      5,603

EMPLOYEES                                2,331       2,278      2,125

THE FIRE RESCUE GROUP MANUFACTURES AND MARKETS WORLDWIDE A FULL RANGE OF FIRE APPARATUS,AIRPORT RESCUE AND FIRE FIGHTING TRUCKS,EMS RESCUE AND TRANSPORT VEHICLES AND AERIAL ACCESS PLATFORMS.

                                    [PHOTO]

   WINTERSVILLE,OHIO FIRE AND RESCUE PROTECTS THEIR COMMUNITY WITH THE FIRST E-ONE HP75 SIDESTACKER,THE NEXT GENERATION OF 75' AERIAL LADDER TRUCKS. AS A
   MULTI-PURPOSE VEHICLE,THE SIDESTACKER DESIGN OFFERS MAXIMUM STORAGE SPACE
           OPERATING AS A COMBINATION PUMPER,RESCUE AND LADDER TRUCK.

                              OPERATING HIGHLIGHTS

    - Fire Rescue Group earnings more than doubled on a 26% sales increase.

        - North American manufacturing operations improved substantially all year, raising productivity, throughput and margins.

    - The main fire rescue markets were healthy all year, raising new orders
                  10% and backlog to another year-end record.


LEADING BRANDS

[LOGOS]


FIRE RESCUE GROUP SALES REPRESENT 35 PERCENT OF FEDERAL SIGNAL'S TOTAL SALES FOR 2000

OPERATIONS REVIEW

- Operations restructuring launched in 1999 resulted in a 22% increase in sales in 2000 (26% after accounting change); operating margin increased 2.9 percentage points.

-  Set new record levels for orders and backlog.

-  Introduced new products targeting profitable market niches.

-  Quality initiative in Ocala facility resulted in ISO 9001 certification.

-  New tools strengthened the group's dealer organization.

  Year 2000 saw many of the 1999 North American operation performance improvement initiatives come to fruition. Fire Rescue Group (FRG) sales increased by 26% while operating income more than doubled. New orders increased 10% and backlog grew by 4%. Year 2000 was a turnaround story as improvements in U.S. manufacturing dramatically improved throughput, productivity, customer service and quality. The backlog increase in 2000 resulted from a large influx of orders late in the year.
  Despite somewhat more difficult market conditions in Europe in 2000, market share improved. In Europe, competitors with new products attempted to take some of Bronto's strong market share of articulating ladder platform (ALP) devices that reach beyond 100 feet. Bronto, located in Finland, held its worldwide market share and increased new order bookings with an aggressive engineering program of cost reduction and new product development. In 2000 they shipped the world's tallest aerial platform (288 feet) and once again made it more difficult for competitors to reach them. Bronto also succeeded because of its strong strategic relationships with fire apparatus body builders around the world who are well entrenched in their regional markets. Bronto provides the ALP device and the local body builder completes the balance of the apparatus design and manufacturing.

                                    [PHOTO]

RICHMOND INTERNATIONAL AIRPORT RECENTLY PURCHASED TWO E-ONE TITAN HPR AIRPORT RESCUE AND FIRE FIGHTING VEHICLES - ONE 6 X 6 AND ONE 4 X 4. BOTH HIGH PERFORMANCE RESCUE VEHICLES ARE BUILT WITH DUAL COIL SPRING INDEPENDENT SUSPENSION AND ALL-WHEEL INBOARD DISC BRAKES,WHICH PROVIDE UNEQUALLED DRIVING PERFORMANCE.

  In North America, management focused on product development and improving profitability in several market segments. Product development teams enhanced the "Hush" chassis, a super-quiet high performance chassis for municipal fire trucks, and redesigned an airport rescue and fire fighting (ARFF) chassis for its worldwide customer base. Teams introduced several new models in the pumper/tanker product family. These models fill out the Emergency One brand product offering and are expected to help expand market share in the rural and suburban market segments.
  FRG new products are key to growth and profitability. For all FRG brands -American Eagle, Bronto, Emergency One, Saulsbury and Superior -a total of eight new products were introduced in 2000. About 25% of FRG's sales in 2000 were from new products introduced over the last five years.
  In 1999, teams launched quality and engineering programs to strengthen customer loyalty for the group's fire rescue vehicle brands. These programs significantly improved 2000 performance. The brand names of Emergency One, Superior and Saulsbury increased market share within traditional customer segments and the American Eagle brand increased its share of market by attracting a high percentage of first-time customers, as it was designed to do.

                                    [PHOTO]
BOMBEROS DE CARACAS RECENTLY PURCHASED AN AMERICAN EAGLE 75' AERIAL AND THREE AMERICAN EAGLE SUPER COMMERCIAL PUMPERS TO PROTECT THE BUSY CITY OF CARACAS,VENEZUELA.

  In a very competitive global market environment, the group's strong international dealer organization continued its worldwide success. Overall, non-U.S. orders were up 15% and included large orders for twenty industrial fire fighting vehicles for refineries in Saudi Arabia, 39 municipal fire trucks for Qatar and eighteen ARFF vehicles for the Royal Danish Air Force.
  The improved financial performance of the Fire Rescue Group in 2000 resulted partially from the restructuring of the North American fire apparatus manufacturing operation. A single management team now directs three heretofore independently managed operations as one entity - Fire Rescue Group North America. This management team improved many operating areas, such as:

- Two years of product line rationalization eliminated product model redundancy and reduced the number of low volume and low margin products.
- A recently installed enterprise resource planning system benefits scheduling, material flow, cost analysis and operating efficiencies across the Ocala, Florida multi-plant environment, and will soon be implemented in other areas of the group.
- Also in Ocala, ISO 9001 written procedures and certification confirm operating improvements that are benefiting customers as well as improving margins.
- Federal Signal's Bold Goal program resulted in a 1% cost reduction, in addition to offsetting inflation on targeted cost categories. The source of these savings includes strategic alliance relationships with key suppliers who work with FRG on an enterprise-wide basis.
- Coordinated scheduling of manufacturing facilities across North America enabled FRG to dramatically increase production and effectively improve customer service.

  During 2000 FRG completed the task of integrating its most recent acquisition, Saulsbury Fire Rescue, Inc. of Preble, New York, into the coordinated management structure of FRG North America. The group consolidated and integrated Saulsbury into the FRG dealer organization in 1999. Now with the further integration of other disciplines within the organization, FRG is serving customers more efficiently and at a lower cost.

                                    [PHOTO]

CIBA SPECIALTY CHEMICALS IN MCINTOSH, ALABAMA IS NOW EQUIPPED WITH A BRONTO SKYLIFT F167 HLA (HIGH LEVEL ARTICULATING) PLATFORM. WITH OUTSTANDING REACH,THE BRONTO F167 PROVIDES ACCESS TO AN INDUSTRIAL PLANT'S MOST INACCESSIBLE AREAS. THE F167 PLATFORM CAN REACH 72 FEET HORIZONTALLY WHILE AT 100 FEET OF ELEVATION AND PERFORM A BUILDING SCRUB UNMATCHED BY TRADITIONAL AERIALS. IT HAS TWO ARTICULATION POINTS AND A TELESCOPIC BOOM ASSEMBLY THAT ALLOWS WORKERS TO GO UP,OVER AND DOWN.

  The group is also bringing to fruition a program which provides more efficient tools to FRG's dealer organization so they can more effectively promote the brands of FRG North America. Dealers can now quickly access product information, prepare proposals and react to competitors' bids as a result of significant improvements in the electronic sales tool. The time saved is invested in servicing a larger customer base. Other sales support tools such as an enhanced vehicle leasing program and an expanded product training program improved FRG North America dealers' ability to fully serve their customers.
  Sustained operating and financial performance improvement is only possible when the people within all disciplines of an organization improve their skills and productivity. Toward that objective, FRG continues to provide opportunities to further individual and organizational development. Each location within FRG has a strategic relationship with an educational facility that executes programs for individual skills training and organizational development.

- In Ocala, Florida, Central Florida Community College provides manufacturing skills training, supervisor and management development training.
- In Red Deer, Alberta, Red Deer Community College is a strategic partner.
- In Preble, New York, the Onondaga Community College provides important training programs.
- In Tampere, Finland, the University of Tampere provides both human resource development and product development opportunities.

                                    [PHOTO]

SAULSBURY FIRE & RESCUE MANUFACTURED A NEW WALK-IN RESCUE UNIT FOR THE OAK BROOK FIRE DEPARTMENT LOCATED IN OAK BROOK, ILLINOIS, HOME OF FEDERAL SIGNAL CORPORATION'S CORPORATE HEADQUARTERS. THE NEW STAINLESS STEEL SQUAD,CUSTOM DESIGNED TO MEET THE DEPARTMENT'S SPECIFICATIONS, IS EQUIPPED TO SERVE AS A RESCUE UNIT AND A COMMAND CENTER FOR A VARIETY OF INCIDENTS INCLUDING HAZARDOUS MATERIAL SPILLS AND STRUCTURE FIRES.

OUTLOOK Municipal budgets, with the exception of Europe, still remain strong. Also, with the anticipated strengthening of airport construction worldwide, FRG should experience increased demand for ARFF vehicles in 2001. In addition to healthy market fundamentals, the U.S. Congress recently passed the FIRE Act, which will provide more than $400 million of project funding for the U.S. Fire Service over several years. FRG expects these factors, combined with a strong backlog at the start of the year, will result in healthy sales growth in 2001.
  With Fire Rescue Group's demonstrated ability to improve operating performance and its continued development of lean manufacturing techniques, the group is confident it will continue to substantially improve margins in 2001. Based on the 2001 outlook for both sales and margins, the group expects a very strong increase in earnings.

FINANCIAL SECTION TABLE OF CONTENTS

SELECTED FINANCIAL DATA                          27

CONSOLIDATED BALANCE SHEETS                      28

CONSOLIDATED STATEMENTS OF INCOME                29

CONSOLIDATED STATEMENTS OF

  COMPREHENSIVE INCOME                           30

CONSOLIDATED STATEMENTS OF CASH FLOWS            31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       32

AUDITORS' REPORT                                 47

FINANCIAL REVIEW                                 48


FORWARD-LOOKING STATEMENTS THIS DOCUMENT CONTAINS VARIOUS
FORWARD-LOOKING STATEMENTS. STATEMENTS IN THIS DOCUMENT THAT ARE NOT HISTORICAL ARE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THOSE STATED. SUCH RISKS AND UNCERTAINTIES INCLUDE: ECONOMIC CONDITIONS IN VARIOUS REGIONS, PRODUCT AND PRICE COMPETITION,RAW MATERIAL PRICES,FOREIGN CURRENCY EXCHANGE RATE CHANGES,TECHNOLOGY CHANGES,PATENT ISSUES,LITIGATION RESULTS,LEGAL AND REGULATORY DEVELOPMENTS AND OTHER RISKS AND UNCERTAINTIES DESCRIBED IN DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

[LOGO]

FEDERAL SIGNAL
CORPORATION
1415 West 22nd Street
Oak Brook, Illinois
60523-2004
630-954-2000

www.federalsignal.com

[LOGO]  printed on recycled paper

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                               2000       1999      1998     1997     1996     1995     1994     1993     1992     1991     1990
                               ----       ----      ----     ----     ----     ----     ----     ----     ----     ----     ----
OPERATING RESULTS (DOLLARS
  IN MILLIONS):
  Net sales (a)              $1,106.1   $  977.2   $936.8   $858.6   $814.1   $744.9   $611.1   $506.7   $462.1   $407.9   $368.1
  Income before income
    taxes (a,b)              $   84.4   $   79.3   $ 79.4   $ 81.5   $ 86.6   $ 77.8   $ 66.2   $ 57.6   $ 51.7   $ 47.4   $ 38.5
  Income from continuing
    operations (b)           $   57.7   $   54.4   $ 55.1   $ 56.9   $ 57.8   $ 51.9   $ 44.3   $ 39.0   $ 35.6   $ 32.1   $ 25.6
  Operating margin (a)          10.5%      10.4%    10.4%    11.2%    11.8%    12.1%    12.2%    12.4%    12.3%    12.8%    11.8%
  Return on average common
    shareholders' equity
    (b,c)                       16.2%      17.0%    19.1%    20.6%    23.8%    22.0%    22.3%    21.0%    20.0%    20.0%    20.4%
COMMON STOCK DATA (PER
  SHARE) (d):
  Income from continuing
    operations -- diluted    $   1.27   $   1.18   $ 1.20   $ 1.24   $ 1.26   $ 1.13   $  .96   $  .85   $  .77   $  .70   $  .56
  Cash dividends             $    .76   $    .74   $  .71   $  .67   $  .58   $  .50   $  .42   $  .36   $  .31   $  .27   $  .22
  Market price range:
    High                     $  24.13   $  28.06   $27.50   $26.75   $28.25   $25.88   $21.38   $21.00   $17.63   $15.19   $10.75
    Low                      $  14.75   $  15.06   $20.00   $19.88   $20.88   $19.63   $16.88   $15.75   $12.38   $ 9.25   $ 6.19
  Average common shares
    outstanding (in
    thousands)                 45,521     45,958   45,846   45,840   45,885   45,776   45,948   46,155   46,157   46,126   46,038
FINANCIAL POSITION AT YEAR-END
  (DOLLARS IN MILLIONS):
  Working capital (e)        $   60.0   $   71.6   $116.0   $ 41.6   $ 40.6   $ 48.8   $ 53.9   $ 52.8   $ 49.5   $ 44.9   $ 42.7
  Current ratio (e)               1.2        1.3      1.6      1.2      1.2      1.3      1.4      1.5      1.6      1.5      1.5
  Total assets               $  991.1   $  948.6   $836.0   $727.9   $703.9   $620.0   $521.6   $405.7   $363.7   $341.2   $295.8
  Long-term debt, net of
    current portion          $  125.4   $  134.4   $137.2   $ 32.1   $ 34.3   $ 39.7   $ 34.9   $ 21.1   $ 16.2   $ 15.6   $ 15.8
  Shareholders' equity       $  357.4   $  354.0   $321.8   $299.8   $272.8   $248.1   $220.3   $199.2   $179.0   $164.8   $146.4
  Debt-to-capitalization
    ratio (e)                     45%        42%      37%      30%      28%      29%      22%       1%       2%       1%       2%
OTHER (DOLLARS IN MILLIONS):
  New business (a)           $1,113.7   $1,018.8   $967.9   $888.8   $851.3   $704.9   $631.5   $526.0   $455.0   $405.2   $398.2
  Backlog (a)                $  361.0   $  344.1   $305.0   $254.7   $227.6   $190.0   $204.0   $167.6   $143.4   $146.8   $142.0
  Net cash provided by
    operating activities     $   64.4   $   57.7   $ 75.5   $ 64.2   $ 61.4   $ 62.9   $ 53.8   $ 48.8   $ 40.2   $ 43.9   $ 48.3
  Net cash (used for)
    investing activities     $  (64.8)  $ (105.1)  $(93.0)  $(38.4)  $(54.2)  $(88.1)  $(96.9)  $(38.1)  $(26.9)  $(47.8)  $(14.7)
  Net cash provided by
    (used for) financing
    activities               $    5.2   $   40.9   $ 22.2   $(27.5)  $ (4.1)  $ 29.9   $ 45.1   $(10.3)  $(11.2)  $  2.5   $(34.6)
  Capital expenditures (a)   $   22.3   $   23.4   $ 19.2   $ 18.2   $ 15.2   $ 14.2   $  9.9   $  9.1   $  7.6   $ 10.4   $  6.6
  Depreciation (a)           $   19.5   $   17.1   $ 14.9   $ 13.3   $ 11.8   $ 10.5   $  8.9   $  7.5   $  6.8   $  6.2   $  5.9
  Employees (a)                 6,936      6,750    6,531    6,102    5,721    5,469    4,638    3,847    3,635    3,505    3,356

---------------

(a) continuing operations only; amounts prior to 2000 restated for discontinuance of the Sign Group operations
(b) in 1996, includes gain on sale of subsidiary of $4.7 million pre-tax, $2.8 million after-tax or $.06 per share
(c) in 1995, includes the impact of a nonrecurring charge for a litigation settlement related to a discontinued business of $4.2 million after-tax
(d) reflects 3-for-2 stock splits in 1990, 1991 and 1992, and a 4-for-3 stock split in 1994
(e) manufacturing operations only

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                        DECEMBER 31,
                                                                ----------------------------
                                                                    2000            1999
                                                                    ----            ----
ASSETS
  Manufacturing activities:
     Current assets
       Cash and cash equivalents                                $ 13,556,000    $  8,764,000
       Accounts receivable, net of allowances for doubtful
          accounts of $2,629,000 and $2,901,000,
          respectively                                           167,964,000     152,956,000
       Inventories--Note B                                       157,619,000     159,970,000
       Prepaid expenses                                            9,797,000       8,895,000
                                                                ------------    ------------
     Total current assets                                        348,936,000     330,585,000
     Properties and equipment--Note C                            112,596,000     111,212,000
     Other assets
       Intangible assets, net of accumulated amortization        274,925,000     273,844,000
       Other deferred charges and assets                          25,873,000      23,592,000
                                                                ------------    ------------
     Total manufacturing assets                                  762,330,000     739,233,000
                                                                ------------    ------------
  Net assets of discontinued operations, including financial
     assets                                                       14,558,000      18,132,000
  Financial services activities--Lease financing and other
     receivables, net of allowances for doubtful accounts of
     $683,000 and $976,000, respectively, and net of
     unearned finance revenue--Note D                            214,230,000     191,261,000
                                                                ------------    ------------
     Total assets                                               $991,118,000    $948,626,000
                                                                ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
  Manufacturing activities:
     Current liabilities
       Short-term borrowings--Note E                            $145,813,000    $ 99,204,000
       Accounts payable                                           60,878,000      68,533,000
       Accrued liabilities
          Compensation and withholding taxes                      25,387,000      22,071,000
          Other                                                   48,395,000      60,851,000
       Income taxes--Note F                                        8,447,000       8,340,000
                                                                ------------    ------------
     Total current liabilities                                   288,920,000     258,999,000
     Other liabilities
       Long-term borrowings--Note E                              125,449,000     134,410,000
       Deferred income taxes--Note F                              27,835,000      28,574,000
                                                                ------------    ------------
     Total manufacturing liabilities                             442,204,000     421,983,000
                                                                ------------    ------------
  Financial services activities--Borrowings--Note E              191,483,000     172,610,000
                                                                ------------    ------------
     Total liabilities                                           633,687,000     594,593,000
                                                                ------------    ------------
  Shareholders' equity--Notes I and J
     Common stock, $1 par value, 90,000,000 shares
       authorized, 47,067,000 and 46,889,000 shares issued,
       respectively                                               47,067,000      46,889,000
     Capital in excess of par value                               68,693,000      66,762,000
     Retained earnings--Note E                                   299,985,000     276,951,000
     Treasury stock, 1,763,000 and 775,000 shares,
       respectively, at cost                                     (34,302,000)    (17,023,000)
     Deferred stock awards                                        (1,847,000)     (2,238,000)
     Accumulated other comprehensive income                      (22,165,000)    (17,308,000)
                                                                ------------    ------------
     Total shareholders' equity                                  357,431,000     354,033,000
                                                                ------------    ------------
     Total liabilities and shareholders' equity                 $991,118,000    $948,626,000
                                                                ============    ============

                See notes to consolidated financial statements.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                 --------------------------------------------------
                                                      2000              1999              1998
                                                      ----              ----              ----
Net sales                                        $1,106,127,000    $  977,209,000    $  936,834,000
Costs and expenses
  Cost of sales                                    (768,783,000)     (676,607,000)     (646,455,000)
  Selling, general and administrative              (220,690,000)     (199,250,000)     (192,507,000)
                                                 --------------    --------------    --------------
Operating income                                    116,654,000       101,352,000        97,872,000
Interest expense                                    (31,401,000)      (23,339,000)      (19,336,000)
Other income (expense), net                            (839,000)        1,296,000           824,000
                                                 --------------    --------------    --------------
Income before income taxes                           84,414,000        79,309,000        79,360,000
Income taxes--Note F                                (26,759,000)      (24,926,000)      (24,225,000)
                                                 --------------    --------------    --------------
Income from continuing operations                    57,655,000        54,383,000        55,135,000
Income from discontinued operations, net of
  taxes                                                 726,000         3,154,000         4,261,000
Cumulative effect of change in accounting              (844,000)
                                                 --------------    --------------    --------------
Net income                                       $   57,537,000    $   57,537,000    $   59,396,000
                                                 ==============    ==============    ==============
Basic net income per share
  Income from continuing operations              $         1.27    $         1.19    $         1.21
  Income from discontinued operations, net of
     taxes                                                  .02               .07               .09
  Cumulative effect of change in accounting                (.02)
                                                 --------------    --------------    --------------
  Net income                                     $         1.27    $         1.26    $         1.30
                                                 ==============    ==============    ==============
Diluted net income per share
  Income from continuing operations              $         1.27    $         1.18    $         1.20
  Income from discontinued operations, net of
     taxes                                                  .02               .07               .09
  Cumulative effect of change in accounting                (.02)
                                                 --------------    --------------    --------------
  Net income*                                    $         1.26    $         1.25    $         1.30
                                                 ==============    ==============    ==============

---------------
* amounts may not add to total due to rounding

                See notes to consolidated financial statements.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                           2000           1999           1998
                                                           ----           ----           ----
Net income                                              $57,537,000    $57,537,000    $59,396,000
Other comprehensive income (loss)--Foreign currency
  translation adjustment, net                            (4,857,000)    (6,590,000)     2,059,000
                                                        -----------    -----------    -----------
Comprehensive income                                    $52,680,000    $50,947,000    $61,455,000
                                                        ===========    ===========    ===========

                See notes to consolidated financial statements.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------------
                                                           2000             1999             1998
                                                           ----             ----             ----
Operating activities
  Net income                                           $  57,537,000    $  57,537,000    $  59,396,000
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Cumulative effect of change in accounting               844,000
     Depreciation                                         19,482,000       17,057,000       14,938,000
     Amortization                                          9,575,000        8,740,000        7,141,000
     Provision for doubtful accounts                         881,000        2,098,000        1,358,000
     Deferred income taxes                                  (220,000)         983,000        4,961,000
     Other, net                                             (102,000)         365,000          345,000
     Changes in operating assets and liabilities,
       net of effects from acquisitions of
       companies
       Accounts receivable                               (10,012,000)     (10,162,000)      (5,943,000)
       Inventories                                         7,522,000      (29,634,000)     (13,213,000)
       Prepaid expenses                                     (120,000)      (4,020,000)       1,116,000
       Accounts payable                                   (9,567,000)      12,490,000        9,372,000
       Accrued liabilities                               (10,702,000)          46,000       (1,562,000)
       Income taxes                                         (728,000)       2,156,000       (2,416,000)
                                                       -------------    -------------    -------------
          Net cash provided by operating activities       64,390,000       57,656,000       75,493,000
                                                       -------------    -------------    -------------
Investing activities
  Purchases of properties and equipment                  (22,288,000)     (23,404,000)     (19,173,000)
  Principal extensions under lease financing
     agreements                                         (143,850,000)    (131,791,000)    (109,132,000)
  Principal collections under lease financing
     agreements                                          122,412,000      108,004,000      102,342,000
  Payments for purchases of companies, net of cash
     acquired, excludes $15,715,000 of common stock
     issued in 1999                                      (24,401,000)     (57,932,000)     (64,349,000)
  Other, net                                               3,297,000           27,000       (2,717,000)
                                                       -------------    -------------    -------------
          Net cash used for investing activities         (64,830,000)    (105,096,000)     (93,029,000)
                                                       -------------    -------------    -------------
Financing activities
  Addition to short-term borrowings, net                  61,482,000       78,768,000       58,184,000
  Increase (reduction) in long-term borrowings            (4,961,000)      (2,883,000)       4,902,000
  Purchases of treasury stock                            (17,279,000)      (3,592,000)      (9,842,000)
  Cash dividends paid to shareholders                    (34,534,000)     (33,574,000)     (32,145,000)
  Other, net                                                 524,000        2,169,000        1,067,000
                                                       -------------    -------------    -------------
          Net cash provided by financing activities        5,232,000       40,888,000       22,166,000
                                                       -------------    -------------    -------------
Increase (decrease) in cash and cash equivalents           4,792,000       (6,552,000)       4,630,000
Cash and cash equivalents at beginning of year             8,764,000       15,316,000       10,686,000
                                                       -------------    -------------    -------------
Cash and cash equivalents at end of year               $  13,556,000    $   8,764,000    $  15,316,000
                                                       =============    =============    =============

                See notes to consolidated financial statements.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Federal Signal Corporation and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated.

     CASH EQUIVALENTS: The company considers all highly liquid investments with a maturity of three-months or less, when purchased, to be cash equivalents.

     INVENTORIES: Inventories are stated at the lower of cost or market. At December 31, 2000 and 1999, approximately 52% and 55%, respectively, of the company's inventories are costed using the LIFO (last-in, first-out) method. The remaining portion of the company's inventories is costed using the FIFO (first-in, first-out) method.

     PROPERTIES AND DEPRECIATION: Properties and equipment are stated at cost. Depreciation, for financial reporting purposes, is computed principally on the straight-line method over the estimated useful lives of the assets.

     INTANGIBLE ASSETS: Intangible assets principally consist of costs in excess of fair values of net assets acquired in purchase transactions and are generally being amortized over forty years. Accumulated amortization aggregated $41,876,000 and $34,184,000 at December 31, 2000 and 1999, respectively. The company makes regular periodic assessments to determine if factors are present which indicate that an impairment of intangibles may exist. If factors indicate that an impairment may exist, the company makes an estimate of the related future cash flows. The undiscounted cash flows, excluding interest, are compared to the related book value including the intangibles. If such cash flows are less than the book value, the company makes an estimate of the fair value of the related business to determine the amount of impairment loss, if any, to be recorded as a reduction of the recorded intangibles.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FINANCIAL INSTRUMENTS: The company enters into agreements (derivative financial instruments) to manage the risks associated with interest rates and foreign exchange rates. The company does not actively trade such instruments nor enter into such agreements for speculative purposes. The company principally utilizes two types of derivative financial instruments: 1) interest rate swaps to manage its interest rate risk, and 2) foreign currency forward exchange contracts to manage risks associated with sales and purchase commitments denominated in foreign currencies. The differential between the interest to be received and the interest to be paid under interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense; the related amount payable to or receivable from the counterparties is included in accrued liabilities or other assets. Unrealized gains and losses on the forward exchange contracts are deferred and recognized in income in the same period as the related hedged foreign currency transaction.

     REVENUE RECOGNITION: Effective January 1, 2000, the company changed its method of accounting for recognizing revenues as required by Staff Accounting Bulletin No. 101 issued by the Securities and Exchange Commission. Effective with the change, the company recognizes revenues for product sales based upon the respective terms of delivery for each sale agreement. In years prior to 2000, the company recognized substantially all of its revenues for product sales as products were shipped, as this method was then in compliance with generally accepted accounting principles. See Note P.

     INCOME PER SHARE: Basic net income per share is calculated using income available to common shareholders (net income) divided by the weighted average number of common shares outstanding during the year. Diluted net income per share is calculated in the same manner except that the denominator is increased to include the weighted number of additional shares that would have been outstanding had dilutive stock option shares been actually issued. The company uses the treasury stock method to calculate dilutive shares. See Note N for the calculation of basic and diluted net income per share.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE B--INVENTORIES

     Inventories at December 31 are summarized as follows:

                                                                2000            1999
                                                                ----            ----
      Finished goods                                        $ 45,636,000    $ 40,590,000
      Work in process                                         45,127,000      60,893,000
      Raw materials                                           66,856,000      58,487,000
                                                            ------------    ------------
      Total inventories                                     $157,619,000    $159,970,000
                                                            ============    ============

     If the first-in, first-out cost method, which approximates replacement cost, had been used exclusively by the company, inventories would have aggregated $166,956,000 and $169,404,000 at December 31, 2000 and 1999,
respectively.

NOTE C--PROPERTIES AND EQUIPMENT

     A comparative summary of properties and equipment at December 31 is as follows:

                                                                2000            1999
                                                                ----            ----
      Land                                                  $  5,291,000    $  5,717,000
      Buildings and improvements                              51,755,000      50,365,000
      Machinery and equipment                                184,990,000     169,110,000
      Accumulated depreciation                              (129,440,000)   (113,980,000)
                                                            ------------    ------------
      Total properties and equipment                        $112,596,000    $111,212,000
                                                            ============    ============

NOTE D--LEASE FINANCING AND OTHER RECEIVABLES

     As an added service to its customers, the company is engaged in financial services activities. These activities primarily consist of providing long-term financing for certain U.S. customers purchasing vehicle-based products from the company's Environmental Products and Fire Rescue groups. A substantial portion of these receivables is due from municipalities. Financing is provided through sales-type lease contracts with terms that range typically two to ten years.

     At the inception of the lease, the company records the product sales price and related costs and expenses of the sale. Financing revenues are included in income over the life of the lease. The amounts recorded as lease financing receivables represent amounts equivalent to normal selling prices less subsequent customer payments.

     Lease financing and other receivables will become due as follows:
$67,180,000 in 2001, $39,711,000 in 2002, $30,732,000 in 2003, $23,336,000 in
2004, $16,722,000 in 2005 and $37,232,000 thereafter. At December 31, 2000 and
1999, unearned finance revenue on these leases aggregated $34,354,000 and $31,290,000, respectively.

NOTE E--DEBT

     Short-term borrowings at December 31 consisted of the following:

                                                                2000            1999
                                                                ----            ----
      Commercial paper                                      $299,073,000    $210,602,000
      Notes payable                                           32,027,000      57,278,000
      Current maturities of long-term debt                     6,196,000       3,934,000
                                                            ------------    ------------
      Total short-term borrowings                           $337,296,000    $271,814,000
                                                            ============    ============

     Of the above amounts, $191,483,000 and $172,610,000 are classified as financial services activities borrowings at December 31, 2000 and 1999, respectively.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Long-term borrowings at December 31 consisted of the following:

                                                                2000            1999
                                                                ----            ----
    6.79% unsecured note payable in annual installments
      of $10,000,000 in 2007-2011                           $ 50,000,000    $ 50,000,000
    7.59% unsecured note payable in 2001 ($4,000,000)
      and 2002 ($8,000,000)                                   12,000,000      12,000,000
    7.99% unsecured note payable in 2004                      15,000,000      15,000,000
    Floating rate (5.79% at December 31, 2000) secured
      note payable in monthly installments ending in
      2004                                                     2,889,000       6,907,000
    Notes payable backed by long-term credit lines (7.6%
      at December 31, 2000)                                   50,000,000      50,000,000
    Other                                                      1,756,000       4,437,000
                                                            ------------    ------------
                                                             131,645,000     138,344,000
    Less current maturities                                    6,196,000       3,934,000
                                                            ------------    ------------
    Total long-term borrowings                              $125,449,000    $134,410,000
                                                            ============    ============

     Aggregate maturities of long-term debt amount to approximately $6,196,000 in 2001, $9,525,000 in 2002, $924,000 in 2003, $65,000,000 in 2004 and
$50,000,000 thereafter. The fair values of borrowings are not substantially different from recorded amounts.

     The 7.59% and 7.99% notes contain various restrictions relating to maintenance of minimum working capital, payments of cash dividends, purchases of the company's stock, and principal and interest of any subordinated debt. At December 31, 2000, all of the company's retained earnings were free of any restrictions and the company was in compliance with the financial covenants of its debt agreements.

     The company paid interest of $31,780,000 in 2000, $24,888,000 in 1999 and $18,600,000 in 1998. Weighted average interest rates on short-term borrowings were 7.6% and 6.2% at December 31, 2000 and 1999, respectively. See Note H regarding the company's utilization of derivative financial instruments relating to outstanding debt.

     At December 31, 2000, the company had unused credit lines of $375,000,000, of which $241,000,000 expires June 14, 2001 and $134,000,000 expires June 17,
2004. Commitment fees, paid in lieu of compensating balances, were insignificant.

NOTE F--INCOME TAXES

     The provisions for income taxes consisted of the following:

                                                   2000           1999           1998
                                                   ----           ----           ----
    CURRENT:
      Federal                                   $19,119,000    $17,942,000    $14,150,000
      Foreign                                     5,036,000      3,759,000      2,486,000
      State and local                             2,824,000      2,242,000      2,628,000
                                                -----------    -----------    -----------
                                                 26,979,000     23,943,000     19,264,000
    DEFERRED:
      Federal                                       426,000        291,000      3,222,000
      Foreign                                      (424,000)       347,000      1,619,000
      State and local                              (222,000)       345,000        120,000
                                                -----------    -----------    -----------
                                                   (220,000)       983,000      4,961,000
                                                -----------    -----------    -----------
    Total income taxes                          $26,759,000    $24,926,000    $24,225,000
                                                ===========    ===========    ===========

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Differences between the statutory federal income tax rate and the effective income tax rate are summarized below:

                                                                2000      1999      1998
                                                                ----      ----      ----
    Statutory federal income tax rate                           35.0%     35.0%     35.0%
    State income taxes, net of federal tax benefit               2.0       2.1       2.2
    Tax-exempt interest                                         (3.3)     (3.2)     (3.2)
    Other, net                                                  (2.0)     (2.5)     (3.5)
                                                                ----      ----      ----
    Effective income tax rate                                   31.7%     31.4%     30.5%
                                                                ====      ====      ====

     The company had net current deferred income tax benefits of $2,877,000 and $3,396,000 recorded in the balance sheet at December 31, 2000 and 1999, respectively. The company paid income taxes of $24,481,000 in 2000, $21,933,000 in 1999 and $24,419,000 in 1998.

     Net deferred tax liabilities (assets) comprised the following at December 31, 2000: Depreciation and amortization--$32,748,000; revenue recognized on custom manufacturing contracts--$3,406,000; accrued pension benefits--$6,002,000; accrued expenses deductible in future periods--$(14,135,000); and other--$(3,063,000).

     Net deferred tax liabilities (assets) comprised the following at December 31, 1999: Depreciation and amortization--$28,909,000; revenue recognized on custom manufacturing contracts--$2,484,000; accrued pension benefits--$5,030,000; accrued expenses deductible in future periods--$(10,319,000); and other--$(926,000).

     Income before taxes consisted of the following:

                                                   2000           1999           1998
                                                   ----           ----           ----
    United States                               $71,734,000    $65,753,000    $66,886,000
    Non-U.S.                                     12,680,000     13,556,000     12,474,000
                                                -----------    -----------    -----------
                                                $84,414,000    $79,309,000    $79,360,000
                                                ===========    ===========    ===========

NOTE G--POSTRETIREMENT BENEFITS

     The company and its subsidiaries sponsor a number of defined benefit retirement plans covering certain of its salaried employees and hourly employees not covered by plans under collective bargaining agreements. Benefits under these plans are primarily based on final average compensation and years of service as defined within the provisions of the individual plans. The company also participates in several multiemployer retirement plans that provide defined benefits to employees under certain collective bargaining agreements.

U.S. BENEFIT PLANS

     The components of net periodic pension (credit) are summarized as follows:

                                                   2000           1999           1998
                                                   ----           ----           ----
    Company-sponsored plans
      Service cost                              $ 2,251,000    $ 3,036,000    $ 2,546,000
      Interest cost                               4,537,000      4,313,000      3,947,000
      Expected return on plan assets             (8,961,000)    (8,165,000)    (7,225,000)
      Amortization of transition amount            (230,000)      (230,000)      (183,000)
      Other                                        (228,000)        (8,000)        (8,000)
                                                -----------    -----------    -----------
                                                 (2,631,000)    (1,054,000)      (923,000)
    Multiemployer plans                             636,000        690,000        661,000
                                                -----------    -----------    -----------
    Net periodic pension (credit)               $(1,995,000)   $  (364,000)   $  (262,000)
                                                ===========    ===========    ===========

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following summarizes the changes in the projected benefit obligation and plan assets, the funded status of the company-sponsored plans and the major assumptions used to determine these amounts.

                                                                2000            1999
                                                                ----            ----
    Projected benefit obligation, January 1                  $52,024,000    $ 62,079,000
    Service cost                                               2,251,000       3,036,000
    Interest cost                                              4,537,000       4,313,000
    Actuarial (gain)loss                                       6,369,000     (15,411,000)
    Benefits paid                                             (3,686,000)     (1,993,000)
    Curtailment credit                                          (839,000)
                                                             -----------    ------------
    Projected benefit obligation, December 31                $60,656,000    $ 52,024,000
                                                             ===========    ============
    Fair value of plan assets, January 1                     $69,008,000    $ 72,903,000
    Adjustment to prior year actual return                     1,805,000
    Actual return on plan assets                                 951,000      (1,917,000)
    Company contribution                                                           3,000
    Benefits paid                                             (3,686,000)     (1,981,000)
                                                             -----------    ------------
    Fair value of plan assets, December 31                   $68,078,000    $ 69,008,000
                                                             ===========    ============
    Funded status of plan, December 31                       $ 7,422,000    $ 16,984,000
    Unrecognized actuarial (gain)loss                          3,708,000      (9,080,000)
    Unrecognized prior service cost                              (96,000)       (110,000)
    Unrecognized net transition obligation                    (1,078,000)     (1,308,000)
                                                             -----------    ------------
    Net amount recognized as prepaid benefit cost in the
      balance sheet                                          $ 9,956,000    $  6,486,000
                                                             ===========    ============

     Plan assets consist principally of a broadly diversified portfolio of equity securities and corporate and U.S. government obligations. Included in plan assets at December 31, 2000 and 1999 were 653,400 shares of the company's common stock valued at $12,823,000 and $10,495,000, respectively. Dividends paid on the company's common stock to the pension trusts aggregated $497,000 and $484,000, respectively, for the years ended December 31, 2000 and 1999. The company curtailed the pension benefits of employees of a discontinued business in 2000; the resulting credit of $839,000 was reported as a component of income from discontinued operations.

     The following significant assumptions were used in determining pension costs for the three-year period ended December 31, 2000:

                                                                  2000    1999    1998
                                                                  ----    ----    ----
    Discount rate                                                 8.1%    6.8%    7.2%
    Rate of increase in compensation levels                         4%      4%      4%
    Expected long-term rate of return on plan assets               12%     12%     12%

     The weighted average discount rates used in determining the actuarial present value of all pension obligations at December 31, 2000 and 1999 were 7.7% and 8.1%, respectively.

     The company also sponsors a number of defined contribution pension plans covering a majority of its employees. Participation in the plans is at each employee's election. Company contributions to these plans are based on a percentage of employee contributions. The cost of these plans, including the plans of companies acquired during the three-year period ended December 31, 2000, was $4,886,000 in 2000, $3,993,000 in 1999, and $3,790,000 in 1998.

     The company also provides certain medical, dental and life benefits to certain eligible retired employees. These benefits are funded when the claims are incurred. Participants generally become eligible for these benefits at age 60 after completing at least fifteen years of service. The plan provides for the payment of specified percentages of medical and dental expenses reduced by any deductible and payments made by other primary group coverage and government programs. The company will continue to reduce the percentage of the cost of benefits that it will pay since the company's future costs are limited to 150% of the 1992 cost. Accumulated

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

postretirement benefit liabilities of $3,890,000 and $3,522,000 at December 31, 2000 and 1999, respectively, were fully accrued. The net periodic postretirement benefit costs have not been significant during the three-year period ended December 31, 2000.

NON-U.S. BENEFIT PLAN

     A wholly-owned subsidiary sponsors a defined benefit plan for substantially all of its employees in the United Kingdom. Benefits under this plan are based on final compensation and years of service as defined within the provisions of the plan.

     Net periodic pension credits during the three-year period ended December 31, 2000 were not significant. The following summarizes the changes in the projected benefit obligation and plan assets, the funded status of the company-sponsored plans and the major assumptions used to determine these amounts.

                                                                 2000           1999
                                                                 ----           ----
    Projected benefit obligation, October 1                   $37,068,000    $40,520,000
    Service cost                                                  542,000        696,000
    Interest cost                                               2,240,000      2,308,000
    Actuarial (gain)loss                                         (630,000)    (3,430,000)
    Employee contributions                                        102,000        112,000
    Benefits paid                                              (1,766,000)    (1,884,000)
    Increase (decrease) due to translation                     (3,907,000)    (1,254,000)
                                                              -----------    -----------
    Projected benefit obligation, September 30                $33,649,000    $37,068,000
                                                              ===========    ===========
    Fair value of plan assets, October 1                      $39,540,000    $39,222,000
    Actual return on plan assets                                4,372,000      3,276,000
    Company contribution                                          397,000        164,000
    Employee contribution                                         102,000        112,000
    Benefits paid                                              (1,766,000)    (1,884,000)
    Plan expenses                                                (135,000)      (124,000)
    Increase (decrease) due to translation                     (4,317,000)    (1,226,000)
                                                              -----------    -----------
    Fair value of plan assets, September 30                   $38,193,000    $39,540,000
                                                              ===========    ===========
    Funded status of plan, September 30                       $ 4,544,000    $ 2,472,000
    Unrecognized actuarial loss                                   749,000      2,794,000
                                                              -----------    -----------
    Net amount recognized as prepaid benefit cost in the
      balance sheet                                           $ 5,293,000    $ 5,266,000
                                                              ===========    ===========

     Plan assets consist principally of a broadly diversified portfolio of equity securities, U.K. government obligations and fixed interest securities. The following significant assumptions were used in determining pension costs for the three-year period ended December 31, 2000:

                                                                  2000    1999    1998
                                                                  ----    ----    ----
    Discount rate                                                 6.5%      6%    7.5%
    Rate of increase in compensation levels                         3%    3.5%      4%
    Expected long-term rate of return on plan assets              8.5%      8%      8%

     The weighted average discount rate used in determining the actuarial present value of all pension obligations at September 30, 2000 and 1999 was 6.5%.

NOTE H--DERIVATIVE FINANCIAL INSTRUMENTS

     At December 31, 2000, the company had one agreement with a financial institution to swap interest rates. This agreement is based on a notional amount of $25,000,000. The company pays interest at a fixed rate of 5.13% and receives interest at the three-month LIBOR rate. The swap expires in February 2008. The agreement allows the counterparty to cancel the swap at three-month intervals commencing in February 2001. If at any three-

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

month extension date the counterparty decides not to extend the swap, it is terminated and no further obligations are due by either party.

     At December 31, 1999, the company had similar swap agreements on notional amounts totaling $150 million. The estimated cost (benefit) to terminate these agreements was $169,000 and ($599,000) at December 31, 2000 and 1999,
respectively. Except for the agreement described above, these swap agreements expired or were terminated in 2000 resulting in insignificant gains or losses.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as later amended, the adoption of which will be required by no later than January 1, 2001. This statement standardizes the accounting treatment for derivative instruments. The company has determined that this statement will have an insignificant effect on its reported results of operations; the company is required to adopt the provisions of this statement on January 1, 2001.

NOTE I --STOCK-BASED COMPENSATION

     The company's stock benefit plans, approved by the company's shareholders, authorize the grant of benefit shares or units to key employees and directors. The plan approved in 1988 authorized, until May 1998, the grant of up to 2,737,500 benefit shares or units (as adjusted for subsequent stock splits and dividends). The plan approved in 1996 and amended in 1999 authorizes the grant of up to 2,500,000 benefit shares or units until April 2006. These share or unit amounts exclude amounts that were issued under predecessor plans. Benefit shares or units include stock options, both incentive and non-incentive, stock awards and other stock units.

     Stock options are primarily granted at the fair market value of the shares on the date of grant and become exercisable one year after grant at a rate of one-half annually and are exercisable in full on the second anniversary date. All options and rights must be exercised within ten years from date of grant. At the company's discretion, vested stock option holders are permitted to elect an alternative settlement method in lieu of purchasing common stock at the option price. The alternative settlement method permits the employee to receive, without payment to the company, cash, shares of common stock or a combination thereof equal to the excess of market value of common stock over the option purchase price.

     The company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, no compensation expense is recognized when the exercise price of stock options equals the market price of the underlying stock on the date of grant.

     Stock option activity for the three-year period ended December 31, 2000 follows (number of shares in 000's, prices in dollars per share):

                                                OPTION SHARES       WEIGHTED AVERAGE PRICE ($)
                                            ---------------------   ---------------------------
                                            2000    1999    1998     2000      1999      1998
                                            ----    ----    ----     ----      ----      ----
    Outstanding at beginning of year        2,312   2,025   2,036    19.29     18.80     17.98
    Granted                                    63     489     180    18.65     18.57     23.56
    Canceled or expired                       (36)    (35)    (59)   21.74     21.99     22.43
    Exercised                                (161)   (167)   (132)   11.05     10.65     11.77
                                            -----   -----   -----
    Outstanding at end of year              2,178   2,312   2,025    19.84     19.29     18.80
                                            =====   =====   =====
    Exercisable at end of year              1,588   1,468   1,523    19.95     18.71     18.00
                                            =====   =====   =====

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     For options outstanding at December 31, 2000, the number (in thousands), weighted average exercise prices in dollars per share, and weighted average remaining terms were as follows:

                                                PERIOD IN WHICH OPTIONS WERE GRANTED
                                          -------------------------------------------------
                                          00-99   98-97   96-95   94-93   92-91   AGGREGATE
                                          -----   -----   -----   -----   -----   ---------
    Number outstanding                      513     549     442     305     369       2,178
    Exercise price range ($):
      High                                26.13   25.38   24.75   20.62   15.87       26.13
      Low                                 14.94   20.06   20.12   16.00   11.17       11.17
    Weighted average:
      Exercise price ($)                  18.53   21.71   23.98   19.81   13.93       19.84
      Remaining term (years)                  9       7       5       3       1           6

     The weighted average fair value of options granted was $4.86 per share during 2000, $3.58 per share during 1999 and $5.24 per share during 1998. The fair value of options was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions; risk free interest rates of 5.0% in 2000, 6.4% in 1999 and 4.6% in 1998; dividend yield of 3.9% in 2000, 4.8% in 1999 and 2.5% in 1998; market volatility of the company's common stock of .27 in 2000, .23 in 1999 and .20 in 1998; and a weighted average expected life of the options of approximately 8 years for 2000 and 7 years for 1999 and 1998. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the option's vesting period. On a pro forma basis, the company's net income would have been $56,800,000 or $1.25 per share for the year ended December 31, 2000, $56,523,000 or $1.23 per share for the year ended December 31, 1999 and $58,202,000 or $1.27 per share for the year ended December 31, 1998. The calculated pro forma impact on 1998-2000 net income and net income per share amounts are not necessarily indicative of future amounts until application of the disclosure rules are applied to all outstanding, nonvested awards.

     The intent of the Black-Scholes option valuation model is to provide estimates of fair values of traded options that have no vesting restrictions and are fully transferable. Option valuation models require the use of highly subjective assumptions including expected stock price volatility. The company has utilized the Black-Scholes method to produce the pro forma disclosures required under Statement of Financial Accounting Standards No. 123, "Accounting and Disclosure of Stock-Based Compensation". In management's opinion, existing valuation models do not necessarily provide a reliable single measure of the fair value of its employee stock options because the company's employee stock options have significantly different characteristics from those of traded options and the assumptions used in applying option valuation methodologies, including the Black-Scholes model, are highly subjective.

     Stock award shares are granted to employees at no cost. Awards primarily vest at the rate of 25% annually commencing one year from the date of award, provided the recipient is still employed by the company on the vesting date. The cost of stock awards, based on the fair market value at the date of grant, is being charged to expense over the four-year vesting period. The company granted stock award shares of 69,500 in 2000, 65,000 in 1999 and 58,000 in 1998. The
fair values of these shares were $1,108,000, $1,712,000 and $1,289,000, respectively. Compensation expense related to stock award shares recorded during these periods was $1,499,000, $1,308,000 and $1,173,000, respectively.

     Under the 1988 plan, no benefit shares or units were available for future grant during the three-year period ending December 31, 2000. Under the 1996 plan, the following benefit shares or units were available for future grant:
937,000 at December 31, 2000, 1,040,000 at December 31, 1999 and 69,000 at
December 31, 1998.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE J--SHAREHOLDERS' EQUITY

     The company has 90,000,000 authorized shares of common stock, $1 par value and 800,000 authorized and unissued shares of preference stock, $1 par value.

     The changes in shareholders' equity for each of the three years in the period ended December 31, 2000 were as follows:

                                                                                                                     ACCUMULATED
                                              COMMON      CAPITAL IN                                   DEFERRED         OTHER
                                               STOCK       EXCESS OF      RETAINED       TREASURY        STOCK      COMPREHENSIVE
                                             PAR VALUE     PAR VALUE      EARNINGS        STOCK         AWARDS         INCOME
                                             ---------    ----------      --------       --------      --------     -------------
Balance at December 31, 1997--
  46,501,000 shares issued                  $46,501,000   $61,029,000   $226,432,000   $(19,695,000)  $(1,718,000)  $(12,777,000)
Net income                                                                59,396,000
Cash dividends declared                                                  (32,462,000)
Exercise of stock options:
  Cash proceeds                                 100,000     1,292,000
  Exchange of shares                             31,000       129,000                      (160,000)
Stock awards granted                             58,000     1,231,000                                  (1,289,000)
Tax benefits related to stock compensation
  plans                                                       265,000
Retirement of treasury stock                    (22,000)     (482,000)                      504,000
Purchases of 444,000 shares of treasury
  stock                                                                                  (9,466,000)
Amortization of deferred stock awards                                                                   1,173,000
Foreign currency translation adjustment,
  net                                                                                                                  2,059,000
Other                                                          (3,000)                     (344,000)
                                            -----------   -----------   ------------   ------------   -----------   ------------
Balance at December 31, 1998--
  46,668,000 shares issued                   46,668,000    63,461,000    253,366,000    (29,161,000)   (1,834,000)   (10,718,000)
Net income                                                                57,537,000
Cash dividends declared                                                  (33,952,000)
Exercise of stock options:
  Cash proceeds                                 147,000     1,472,000
  Exchange of shares                             21,000        99,000                      (120,000)
Stock awards granted                             65,000     1,647,000                                  (1,712,000)
Tax benefits related to stock compensation
  plans                                                       363,000
Retirement of treasury stock                    (12,000)     (280,000)                      292,000
Purchases of 141,000 shares of treasury
  stock                                                                                  (3,582,000)
Issued 706,000 shares from treasury for
  purchases of companies                                                                 15,715,000
Amortization of deferred stock awards                                                                   1,308,000
Foreign currency translation adjustment,
  net                                                                                                                 (6,590,000)
Other                                                                                      (167,000)
                                            -----------   -----------   ------------   ------------   -----------   ------------
Balance at December 31, 1999--
  46,889,000 shares issued                   46,889,000    66,762,000    276,951,000    (17,023,000)   (2,238,000)   (17,308,000)
Net income                                                                57,537,000
Cash dividends declared                                                  (34,503,000)
Exercise of stock options:
  Cash proceeds                                  82,000       961,000
  Exchange of shares                             79,000       697,000                      (776,000)
Stock awards granted                             69,000     1,039,000                                  (1,108,000)
Tax benefits related to stock compensation
  plans                                                       302,000
Retirement of treasury stock                    (52,000)   (1,068,000)                    1,120,000
Purchases of 988,000 shares of treasury
  stock                                                                                 (17,279,000)
Amortization of deferred stock awards                                                                   1,499,000
Foreign currency translation adjustment,
  net                                                                                                                 (4,857,000)
Other                                                                                      (344,000)
                                            -----------   -----------   ------------   ------------   -----------   ------------
Balance at December 31, 2000--
  47,067,000 shares issued                  $47,067,000   $68,693,000   $299,985,000   $(34,302,000)  $(1,847,000)  $(22,165,000)
                                            ===========   ===========   ============   ============   ===========   ============

     In July 1998, the company declared a dividend distribution of one preferred share purchase right on each share of common stock outstanding on and after August 18, 1998. This plan replaces a similar plan approved in 1988. The rights are not exercisable until the rights distribution date, defined as the earlier of: 1) the tenth day following a public announcement that a person or group of affiliated or associated persons acquired or obtained

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the right to acquire beneficial ownership of 20% or more of the outstanding common stock or 2) the tenth day following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 30% or more of such outstanding common shares. Each right, when exercisable, entitles the holder to purchase from the company one one-hundredth of a share of Series A Preferred stock of the company at a price of $100 per one one-hundredth of a preferred share, subject to adjustment. The company is entitled to redeem the rights at $.10 per right, payable in cash or common shares, at any time prior to the expiration of twenty days following the public announcement that a 20% position has been acquired. In the event that the company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of a right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the right. The rights expire on August 18, 2008 unless earlier redeemed by the company. Until exercised, the holder of a right, as such, will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends.

NOTE K--ACQUISITIONS

     During the three-year period ended December 31, 2000, the company made the following acquisitions, principally all for cash, except as otherwise noted. In March 2000, the company acquired P.C.S. Company. Located near Detroit, Michigan, P.C.S. offers a comprehensive line of tooling components for the plastic injection mold and the die cast industries. The company also made a small Environmental Products Group acquisition during the first quarter of 2000. As a result of the 2000 acquisitions, the company recorded approximately $9.9 million of working capital, $3.8 million of fixed and other assets and $10.7 million of costs in excess of fair value. The assigned values of these acquisitions are based upon preliminary estimates. In July 1999, the company acquired Clapp & Haney Tool Company for cash and stock. Located near Toledo, Ohio, Clapp & Haney is the leading U.S. manufacturer and marketer of polycrystalline diamond and cubic boron nitride consumable tooling. The company also made a small Safety Products Group acquisition during the early part of 1999. As a result of the 1999 acquisitions, the company recorded approximately $4.9 million of working capital, $12.2 million of fixed and other assets and $56.1 million of costs in excess of fair value. In January 1998, the company acquired Saulsbury Fire Equipment Corporation and Five Star Manufacturing Company. In August 1998, the company acquired Jetstream of Houston. Saulsbury, located in Tully, New York, is the leading manufacturer of stainless steel-bodied fire trucks and rescue vehicles in the United States. Five Star, based in Youngsville, North Carolina, manufactures mechanical and recirculating air street sweepers. Located in Houston, Texas, Jetstream is a leading manufacturer of high-pressure waterblasting equipment. The company also made several small Safety Products Group acquisitions during the last half of 1998. As a result of the 1998 acquisitions, the company recorded approximately $10.5 million of working capital, $8.0 million of fixed and other assets and $47.9 million of costs in excess of fair value.

     All of the acquisitions in the three-year period ended December 31, 2000 have been accounted for as purchases. Accordingly, the results of operations of the acquired companies have been included in the consolidated statements of income from the effective dates of the acquisitions. Assuming the 2000 and 1999 acquisitions occurred January 1, 1999, the company estimates that reported consolidated net sales would have changed less than 1% in 2000 and increased by 4% in 1999, while reported net income would have changed less than 1% in 2000 and increased by 4% in 1999. The company made no significant changes to the values originally assigned to assets and liabilities recorded as a result of acquisitions made prior to 2000.

NOTE L--LEGAL PROCEEDINGS

     The company is subject to various claims, other pending and possible legal actions for product liability and other damages and other matters arising out of the conduct of the company's business. The company believes, based on current knowledge and after consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on the company's consolidated financial position or the results of operations.

NOTE M--SEGMENT AND RELATED INFORMATION

     The company has four continuing operating segments as defined under Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". Business units are

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

organized under each segment because they share certain characteristics, such as technology, marketing, and product application, which create long-term synergies. The principal activities of the company's operating segments are as follows:

     ENVIRONMENTAL PRODUCTS--Environmental Products manufactures a variety of self-propelled street cleaning vehicles, vacuum loader vehicles, municipal catch basin/sewer cleaning vacuum trucks and waterblasting equipment. Environmental Products sells primarily to municipal customers, contractors and government customers.

     FIRE RESCUE--Fire Rescue manufactures chassis; fire trucks, including Class A pumpers, mini-pumpers and tankers; airport and other rescue vehicles, aerial access platforms and aerial ladder trucks. This group sells primarily to municipal customers, volunteer fire departments and government customers.

     SAFETY PRODUCTS--Safety Products produces a variety of visual and audible warning and signal devices; paging, local signaling, and building security, parking and access control systems; hazardous area lighting; and equipment for storage, transfer, use and disposal of flammable and hazardous materials. The group's products are sold primarily to industrial, municipal and government customers.

     TOOL--Tool manufactures a variety of consumable tools which include die components for the metal stamping industry, a large selection of precision metal products for nonstamping needs and a line of precision cutting and grooving tools including polycrystalline diamond and cubic boron nitride products for superhard applications. The group's products are sold predominately to industrial markets.

     Net sales by operating segment reflect sales of products and services and financial revenues to external customers, as reported in the company's consolidated statements of income. Intersegment sales are insignificant. The company evaluates performance based on operating income of the respective segment. Operating income includes all revenues, costs and expenses directly related to the segment involved. In determining segment operating income, neither corporate nor interest expenses are included. Operating segment depreciation expense, identifiable assets and capital expenditures relate to those assets that are utilized by the respective operating segment. Corporate assets consist principally of cash and cash equivalents, notes and other receivables and fixed assets. The accounting policies of each operating segment are the same as those described in the summary of significant accounting policies.

     See Note K for a discussion of the company's acquisition activity during the three-year period ended December 31, 2000.

     Non-U.S. sales, which include sales exported from the U.S. and sales made by non-U.S. operations, aggregated $274,168,000 in 2000, $265,249,000 in 1999 and $266,562,000 in 1998. Sales exported from the U.S. aggregated $102,402,000 in 2000, $104,940,000 in 1999 and $98,135,000 in 1998.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     A summary of the company's continuing operations by segment for the three-year period ended December 31, 2000 is as follows:

                                                      2000              1999              1998
                                                      ----              ----              ----
    Net sales
      Environmental Products                     $  255,269,000    $  247,097,000    $  219,812,000
      Fire Rescue                                   389,311,000       310,008,000       318,038,000
      Safety Products                               267,062,000       261,940,000       253,020,000
      Tool                                          194,485,000       158,164,000       145,964,000
                                                 --------------    --------------    --------------
      Total net sales                            $1,106,127,000    $  977,209,000    $  936,834,000
                                                 ==============    ==============    ==============
    Operating income
      Environmental Products                     $   23,101,000    $   24,454,000    $   19,559,000
      Fire Rescue                                    24,940,000        10,900,000        14,526,000
      Safety Products                                43,721,000        41,384,000        40,601,000
      Tool                                           35,298,000        33,303,000        31,426,000
      Corporate expense                             (10,406,000)       (8,689,000)       (8,240,000)
                                                 --------------    --------------    --------------
      Total operating income                        116,654,000       101,352,000        97,872,000
    Interest expense                                (31,401,000)      (23,339,000)      (19,336,000)
    Other income (expense)                             (839,000)        1,296,000           824,000
                                                 --------------    --------------    --------------
    Income before income taxes                   $   84,414,000    $   79,309,000    $   79,360,000
                                                 ==============    ==============    ==============
    Depreciation and amortization
      Environmental Products                     $    5,030,000    $    4,609,000    $    3,869,000
      Fire Rescue                                     5,304,000         5,299,000         4,605,000
      Safety Products                                 8,978,000         8,925,000         8,210,000
      Tool                                            8,907,000         6,115,000         4,448,000
      Corporate                                         838,000           849,000           947,000
                                                 --------------    --------------    --------------
      Total depreciation and amortization        $   29,057,000    $   25,797,000    $   22,079,000
                                                 ==============    ==============    ==============
    Identifiable assets
      Manufacturing activities
         Environmental Products                  $  149,622,000    $  143,320,000    $  139,819,000
         Fire Rescue                                201,960,000       200,950,000       178,818,000
         Safety Products                            220,867,000       227,073,000       224,605,000
         Tool                                       175,884,000       155,095,000        85,013,000
         Corporate                                   13,997,000        12,795,000        10,803,000
                                                 --------------    --------------    --------------
         Total manufacturing activities             762,330,000       739,233,000       639,058,000
                                                 --------------    --------------    --------------
      Financial services activities
         Environmental Products                      69,055,000        66,096,000        51,499,000
         Fire Rescue                                145,175,000       125,165,000       114,163,000
                                                 --------------    --------------    --------------
         Total financial services activities        214,230,000       191,261,000       165,662,000
                                                 --------------    --------------    --------------
      Total identifiable assets                  $  976,560,000    $  930,494,000    $  804,720,000
                                                 ==============    ==============    ==============
    Additions to long-lived assets
      Environmental Products                     $    5,574,000    $    3,241,000    $   32,685,000
      Fire Rescue                                     4,958,000         4,598,000        18,603,000
      Safety Products                                 5,333,000        13,496,000        17,348,000
      Tool                                           19,857,000        70,243,000         6,404,000
      Corporate                                          23,000            26,000            33,000
                                                 --------------    --------------    --------------
      Total additions to long-lived assets       $   35,745,000    $   91,604,000    $   75,073,000
                                                 ==============    ==============    ==============
    Financial revenues (included in net
      sales)
      Environmental Products                     $    6,113,000    $    5,170,000    $    3,904,000
      Fire Rescue                                     8,082,000         7,166,000         7,606,000
                                                 --------------    --------------    --------------
      Total financial revenues                   $   14,195,000    $   12,336,000    $   11,510,000
                                                 ==============    ==============    ==============

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Due to the nature of the company's customers, a significant portion of the Environmental Products and Fire Rescue financial revenues is exempt from federal income tax.

     A summary of the company's continuing operations by geographic area for the three-year period ended December 31, 2000 is as follows:

                                                 2000            1999            1998
                                                 ----            ----            ----
    UNITED STATES
      Net sales                              $934,361,000    $816,900,000    $768,407,000
      Operating income                        103,704,000      88,012,000      83,199,000
      Long-lived assets                       344,367,000     334,833,000     266,337,000
    ALL NON-U.S. (principally Europe)
      Net sales                              $171,766,000    $160,309,000    $168,427,000
      Operating income                         12,950,000      13,340,000      14,673,000
      Long-lived assets                        69,027,000      73,815,000      75,448,000

     The company had no significant amounts of sales to or long-lived assets in an individual country outside of the United States.

     During 2000, the company decided to divest the operations of the Sign Group and began to search for a qualified buyer of that business. Sign manufactures for sale or lease illuminated, non-illuminated and electronic advertising sign displays primarily for commercial and industrial markets. It also enters contracts to provide maintenance service for the signs it manufactures as well as for signs manufactured by others. The results of the Sign operations are reported as discontinued operations in the financial statements; 1999 and 1998 financial statements have been appropriately restated.

     The company also incurred $3,744,000 in restructuring charges during 2000 relating to the consolidation of facilities and operations. Of this amount, the Environmental Products Group incurred costs of $2,773,000 and the Tool Group incurred $971,000.

NOTE N--NET INCOME PER SHARE

     The following table summarizes the information used in computing basic and diluted income per share for the three-year period ending December 31, 2000:

                                                   2000           1999           1998
                                                   ----           ----           ----
    Numerator for both basic and diluted
      income per share computations -- net
      income                                    $57,537,000    $57,537,000    $59,396,000
                                                ===========    ===========    ===========
    Denominator for basic income per share--
      weighted average shares outstanding        45,388,000     45,775,000     45,568,000
    Effect of employee stock options
      (dilutive potential common shares)            133,000        183,000        278,000
                                                -----------    -----------    -----------
    Denominator for diluted income per
      share -- adjusted shares                   45,521,000     45,958,000     45,846,000
                                                ===========    ===========    ===========

NOTE O--COMMITMENTS

     The company leases certain facilities and equipment under operating leases, some of which contain options to renew. Total rental expense on all operating leases was $8,297,000 in 2000, $8,037,000 in 1999 and $8,426,000 in 1998.
Sublease income and contingent rentals relating to operating leases were insignificant. At December 31, 2000, minimum future rental commitments under operating leases having noncancelable lease terms in excess of one year aggregated $30,701,000 payable as follows: $7,097,000 in 2001, $5,515,000 in
2002, $3,777,000 in 2003, $3,295,000 in 2004, $2,798,000 in 2005 and $8,219,000
thereafter.

     At December 31, 2000, the company had outstanding standby letters of credit aggregating $17,214,000 principally to act as security for retention levels related to casualty insurance policies and to guarantee the performance of subsidiaries that engage in export transactions to foreign governments and municipalities.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE P--CHANGE IN ACCOUNTING

     In the fourth quarter of 2000, the company changed its method of accounting for recognizing revenues for product sales. Effective with this change, retroactively applied to January 1, 2000, the company recognizes revenues based upon the respective terms of delivery for each sale agreement. This change was required by Staff Accounting Bulletin (SAB) No. 101 issued by the Securities and Exchange Commission. In years prior to 2000, the company recognized substantially all of its revenues for product sales as products were shipped, as this method was then in compliance with generally accepted accounting principles.

     For the restated three-month period ended March 31, 2000 and the year ended December 31, 2000, the company recognized sales of $10,052,000 and the related operating income of $1,362,000 resulting from the change in accounting method; these amounts were previously recognized in sales and income in 1999 under the company's previous accounting method. These sales and the related income also account for the cumulative effect of the change in accounting method on prior years, which resulted in a charge to net income of $844,000 (net of taxes of $518,000), or $.02 per diluted share. This charge reflects the adoption of SAB No. 101 and is included in the restated three-month period ended March 31, 2000 and the year ended December 31, 2000. Pro-forma net income amounts for the three-year period ending December 31, 2000, assuming the change in method was retroactively applied to the beginning of that period, are as follows:

                                                   2000           1999           1998
                                                   ----           ----           ----
    Net income                                  $58,381,000    $57,268,000    $59,436,000
    Diluted net income per share                $      1.28    $      1.25    $      1.30

     Presented below is a summary of the originally reported and restated income statement data for the first three three-month periods of the year ended December 31, 2000:

                                              MARCH 31                  JUNE 30                 SEPTEMBER 30
                                       ----------------------    ----------------------    ----------------------
                                       ORIGINALLY                ORIGINALLY                ORIGINALLY
                                        REPORTED     RESTATED     REPORTED     RESTATED     REPORTED     RESTATED
                                       ----------    --------    ----------    --------    ----------    --------
Net sales                               $271,670     $260,181     $278,217     $286,825    $  270,884    $258,577
Gross margin                              85,323       82,807       87,245       88,786        83,019      80,534
Income from continuing operations         14,297       13,763       16,012       16,198        15,715      14,705
Income (loss) from discontinued
  operations                                 939          939          172          172           (25)        (25)
Cumulative effect of change in
  accounting                                             (844)
Net income                                15,236       13,858       16,184       16,370        15,690      14,680
Per share data--diluted:
  Income from continuing operations          .31          .30          .35          .36           .35         .32
  Income (loss) from discontinued
     operations                              .02          .02
  Cumulative effect of change in
     accounting                                          (.02)
  Net income*                                .33          .30          .36          .36           .35         .32

* amounts may not add due to rounding

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE Q-- SELECTED QUARTERLY DATA (UNAUDITED)
        (in thousands of dollars except per share amounts)

                                                   FOR THE THREE-MONTH PERIOD ENDED
                       -----------------------------------------------------------------------------------------
                                          2000                                          1999
                       -------------------------------------------   -------------------------------------------
                        MARCH       JUNE     SEPTEMBER    DECEMBER    MARCH       JUNE     SEPTEMBER    DECEMBER
                         31*        30*         30*          31         31         30         30           31
                        -----       ----     ---------    --------    -----       ----     ---------    --------
Net sales              $260,181   $286,825   $258,577     $300,544   $235,661   $242,991   $237,243     $261,314
Gross margin             82,807     88,786     80,534      85,217      72,058     73,582     74,244       80,718
Income from
  continuing
  operations             13,763     16,198     14,705      12,989      12,239     12,677     13,373       16,094
Income (loss) from
  discontinued
  operations                939        172        (25)       (360)        808      1,015        416          915
Cumulative effect of
  change in
  accounting               (844)
Net income               13,858     16,370     14,680      12,629      13,047     13,692     13,789       17,009
Per share data--
  diluted:
    Income from
      continuing
      operations            .30        .36        .32         .29         .27        .28        .29          .35
    Income (loss)
      from
      discontinued
      operations            .02                              (.01)        .02        .02        .01          .02
    Cumulative effect
      of change in
      accounting           (.02)
  Net income                .30        .36        .32         .28         .29        .30        .30          .37
Pro-forma amounts
  assuming change in
  accounting
  (Note P):
    Net income           14,702     16,370     14,680      12,629      12,834     13,389     14,263       16,782
    Diluted net
      income per
      share                 .32        .36        .32         .28         .28        .29        .31          .36
Dividends paid per
  share                    .190       .190       .190        .190        .185       .185       .185         .185
Market price range
  per share
  High                    18.50      21.50      22.94       24.13       28.06      26.19      22.38        20.13
  Low                     14.75      16.50      16.75       17.13       20.00      19.81      18.69        15.06

* indicates periods restated for change in accounting (see Note P)

     In 2000 the company incurred pre-tax restructuring charges (see Note M) of $75,000, $837,000 and $2,832,000 for each of the three-month periods ending June 30, September 30 and December 31, respectively.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Federal Signal Corporation

     We have audited the accompanying consolidated balance sheets of Federal Signal Corporation and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, comprehensive income and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federal Signal Corporation and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

     As discussed in Notes A and P to the financial statements, in 2000 the company changed its method of revenue recognition.

                                                   [ERNST & YOUNG LLP SIGNATURE]

Chicago, Illinois
January 25, 2001

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
                                FINANCIAL REVIEW

CONSOLIDATED RESULTS OF OPERATIONS

     Federal Signal Corporation's net sales increased 13% in 2000 to $1.11 billion compared to the $.98 billion in 1999. Income from continuing operations increased 6% to $57.7 million in 2000; excluding restructuring charges incurred in the company's Environmental Products and Tool groups, income from continuing operations increased 10%. Diluted income per share from continuing operations increased 8% to $1.27 in 2000; excluding restructuring charges, income per share from continuing operations increased 12% to $1.32. Net income in 2000 remained flat at $57.5 million with diluted net income per share increasing $.01 to $1.26 in 2000. Net income and net income per share amounts included $.7 million ($.02 per share) income from the discontinued operations of the Sign Group and a charge of $.8 million ($.02 per share) for the cumulative effect of a change in accounting for revenue recognition. The improved results from the company's continuing operations reflected growth in sales and earnings before restructuring charges in all four continuing groups, led by the significantly increased results of the Fire Rescue Group. Federal Signal's 13% sales increase in 2000 was a result of a 1% increase in prices and a 12% increase in volume including approximately 3% relating to added volume from acquired businesses. Sales to customers in the United States increased 17% in 2000 and sales to non-U.S. customers increased 3% (9% in functional currency). Incoming orders increased 9% in 2000 with orders from U.S. customers increasing 10% and orders from non-U.S. customers increasing 8%.

     Net sales increased to $.98 billion in 1999 from $.94 billion in 1998. Income from continuing operations declined 1% to $54.4 million in 1999, or $1.18 per share on a diluted basis, compared to $55.1 million in 1998, or $1.20 per share. This decline was principally a result of lower earnings in the company's Fire Rescue Group. The 1999 sales increase of 4% was a result of a 1% increase in prices and a 3% increase in volume including 3% relating to added volume from acquired businesses. Sales to customers in the United States increased 6% in 1999 while sales to non-U.S. customers declined slightly. Incoming orders also increased 5% in 1999 with orders from U.S. customers increasing 5% and orders from non-U.S. customers increasing 7%.

     The company focuses on operating margin, rather than either the gross margin component or the selling, general, and administrative (SG&A) cost component of operating margin when setting overall Federal Signal performance targets and monitoring results. The reasons for this focus are: 1) the distinct differences in the cost structures of the company's businesses, and 2) the varying growth rates of these individual businesses. This combination dictates that the separate operating margin components are only useful in managing individual business performance. In looking at total profitability of the company's U.S. and non-U.S. operations, the company recognizes that some of its U.S. operations have benefited from selling their products through distribution channels of non-U.S. operations. The following table summarizes the company's gross margins and operating margins for the last five years (percent of sales):

                                                2000     1999     1998     1997     1996
                                                ----     ----     ----     ----     ----
      Net sales                                 100.0%   100.0%   100.0%   100.0%   100.0%
      Cost of sales                              69.5     69.2     69.0     68.4     69.1
                                                -----    -----    -----    -----    -----
      Gross profit margin                        30.5     30.8     31.0     31.6     30.9
      SG&A expenses                              20.0     20.4     20.6     20.4     19.1
                                                -----    -----    -----    -----    -----
      Operating margin                           10.5%    10.4%    10.4%    11.2%    11.8%
                                                =====    =====    =====    =====    =====

     Gross profit margins of 30.5% in 2000 are somewhat lower than the average of the 1996-1999 period (31.1%). SG&A expenses as a percent of sales began improving somewhat in 1999 and improved again in 2000 to 20.0%, which includes the effect of $3.7 million of restructuring charges incurred in the company's Environmental Products and Tool groups. Excluding restructuring charges, SG&A expenses were 19.6% of sales in 2000; this compares favorably to the 1996-1999 average of 20.1%. Operating margin for 2000 excluding the restructuring charges was 10.9%, the highest since 1997 and compares to the average of 11.0% for the 1996-1999 period. Since operating margins have declined from the company's rate achieved in 1996, an explanation of that trend is warranted. The decline in the company's operating margin prior to 2000, for the most part, reflects lower operating margins of the Fire Rescue Group. Operating margins of the company's continuing businesses outside of the Fire Rescue Group were 14.8% in 2000 and compared favorably to a fairly consistent level of 14.6% averaged in the 1996-1999 period. In 1997 through 1999, significant operating issues in the Fire Rescue Group adversely affected the company's margins. Chassis and related component supply shortages, while affecting many of the company's vehicle-based businesses in 1997 and 1998, had its most severe impact on the U.S.-based fire

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
                          FINANCIAL REVIEW (CONTINUED)

rescue business. Shortages of components and skilled people and installation of an enterprise resource planning system adversely affected Fire Rescue sales and earnings in 1999. During 2000, Fire Rescue achieved dramatic improvements in throughput, productivity, customer service and quality and saw the group's operating margin expand to 6.4% from the 3.5% experienced in 1999.

     Interest expense increased $8.1 million in 2000, largely as a result of borrowings related to businesses acquired for cash in mid-1999 and early 2000, a $17 million purchase of company stock and a $23 million increase in financial services assets. The increase in interest expense of $4.0 million in 1999 was largely a result of borrowings related to acquisitions of businesses for cash in 1999, production-related increases in inventories and increases in financial services assets, partially offset by lower interest rates. Weighted average interest rates on short-term borrowings were 6.5% in 2000, 5.4% in 1999 and 5.8% in 1998.

     The company's effective tax rate in 2000 of 31.7% was up slightly from the 31.4% in 1999 with no significant changes in the underlying factors influencing these rates. The 1999 rate increased from the 30.5% in 1998 largely as a result of a few individually insignificant factors.

     At the end of 2000, the company changed its assumptions for discount rates used in determining the actuarial present values of accumulated and projected benefit obligations for its postretirement plans. The company reduced the discount rate to 7.7% at the end of 2000 from the 8.1% used at the end of 1999 for its U.S. plan because of the lower interest rate environment experienced at the end of 2000. The company expects that the change in this assumption will not have a significant impact on 2001 results of operations.

     Certain of the company's businesses are susceptible to the influences of seasonal buying or delivery patterns. The company's businesses which tend to have lower sales in the first calendar quarter compared to other quarters as a result of these influences are street sweeping, fire rescue products, outdoor warning, municipal emergency signal products, parking systems and signage.

GROUP OPERATIONS

     All four of the company's continuing operating segments achieved higher sales and earnings excluding restructuring charges in 2000 with Fire Rescue achieving significant increases. Tool Group sales and earnings also were well above 1999 as a result of solid performances by newly-acquired businesses.

  ENVIRONMENTAL PRODUCTS

     Environmental Products orders rose 12% and sales increased 3% in 2000 while operating income declined 6%. Excluding restructuring charges of $2.8 million incurred to consolidate the group's vacuum truck operations into its Streator, Illinois facility, operating income increased 6%. The group's sales growth was due to broadly good performance in sweepers, waterblasters and municipal vacuum trucks. In 1999 group sales and earnings increased 12% and 25%, respectively, while orders increased 5%. Sales and earnings from municipal sewer cleaners increased significantly in 1999, due in part from a very large backlog at the beginning of the year; the group's 1999 results also benefited from a 1998 acquisition of a manufacturer of high pressure waterblasters. Offsetting a part of these increases were lower sales and a profit decline in industrial vacuum trucks reflecting weak markets for this product line in 1999.

  FIRE RESCUE

     In 2000 Fire Rescue orders increased 10%; earnings more than doubled on a 26% increase in sales. Orders for the group were strong in good North American municipal markets. The group's Florida-based manufacturing operations increased productivity, throughput and quality and saw operating margin improve to 6.4% in 2000 from 3.5% in 1999. Sales at the Finland-based operations were modestly higher, despite the markka weakening against the U.S. dollar, and income declined as this unit incurred costs related to the rollout of several new products. In 1999 Fire Rescue sales declined 3% and earnings fell 25%. Fire Rescue orders improved 6% as markets remained active throughout 1999. The group's sales and earnings declines reflected the significant production problems experienced throughout 1999 by the Florida-based operations. Component supply problems continued into 1999 and the Florida-based operation's April 1, 1999 implementation of an enterprise resource planning system and shortages of qualified workers also had a negative effect on production. The Florida-based

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
                          FINANCIAL REVIEW (CONTINUED)

operation saw fourth quarter 1999 production and shipments improve substantially over levels achieved in the first part of 1999 establishing the foundation for improved levels of performance in 2000.

  SAFETY PRODUCTS

     Safety Products orders decreased 3% in 2000 while sales increased 2%; operating income increased 6%. An improved operating margin reflected municipal market sales strength offsetting continued weak oilfield-related sales. In 1999 Safety Products Group sales increased 4% and earnings increased 2%; orders increased 4%. The group's emergency vehicle signal, parking and outdoor warning system product lines saw significant sales and earnings gains in 1999. These improvements were partially offset in 1999 by lower sales and earnings of hazardous area lighting products, which resulted from very weak energy-related market conditions, and lower earnings from sales of hazardous liquid containment products.

  TOOL

     Tool Group orders increased 24% and sales increased 23% in 2000; earnings increased 6% including restructuring charges of $1.0 million. Excluding the restructuring charges, operating income increased 9%. The group's results reflected the benefits of two acquisitions, which performed strongly, restructuring charges incurred to consolidate two superhard cutting tool operations, and weak U.S. auto and broad industrial markets in the second half of the year. In 1999 Tool Group orders and sales increased 7% and 8%, respectively; earnings increased 6%. The mid-1999 acquisition of Clapp & Haney Tool Company more than offset the effects of slow markets, which produced lower sales and earnings in some of the group's other tool businesses. Excluding the effect of the acquisition in 1999, U.S. sales increased 1% while non-U.S. sales declined 5% reflecting lower automotive die build programs in Germany and Japan.

  SIGN

     The company decided to divest the Sign Group and began searching for a buyer of this business. The group saw markets weaken in 2000 and sales and operating income declined from 1999 results. The results of this group are reported as discontinued operations in the company's consolidated financial statements.

FINANCIAL SERVICES ACTIVITIES

     The company maintains a large investment ($214 million and $191 million at December 31, 2000 and 1999, respectively) in lease financing and other receivables that are generated by its environmental products and fire rescue operations. For the five-year period ending December 31, 2000, these assets continued to be leveraged in accordance with the company's stated financial objectives (see further discussion in "Financial Position and Cash Flow").

     Financial services assets have repayment terms generally ranging from two to ten years. The increases in these assets resulted from increasing sales of environmental and fire rescue products as well as continuing acceptance by customers of the benefits of using the company as their source of financing vehicle purchases.

FINANCIAL POSITION AND CASH FLOW

     The company emphasizes generating strong cash flows from operations, reaching a record $75.5 million in 1998. Cash flow from operations declined to $57.7 million in 1999 as inventory levels increased to support higher production in vehicle businesses, particularly Fire Rescue. Cash flow from operations again increased in 2000 to $64.4 million largely reflecting improvements in receivables management. The company expects improvement in its operating cash flow as it continues to focus aggressively on earnings growth as well as working capital management, particularly inventories.

     During the 1996-2000 period, the company utilized its strong cash flows from operations and available debt capacity to: 1) fund in whole or in part strategic acquisitions of companies operating in markets related to those already served by the company; 2) purchase increasing amounts of equipment principally to provide for further cost reductions and increased productive capacity for the future as well as tooling for new products; 3) increase

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
                          FINANCIAL REVIEW (CONTINUED)

its investment in financial services activities; 4) pay increasing amounts in cash dividends to shareholders; and 5) repurchase a small percentage of its outstanding common stock each year.

     Cash flows for the five-year period ending December 31, 2000 are summarized as follows (in millions):

                                           2000       1999      1998      1997      1996
                                           ----       ----      ----      ----      ----
    Cash provided by (used for):
      Operating activities                $  64.4    $ 57.7    $ 75.5    $ 64.2    $ 61.4
      Investing activities                  (64.8)   (105.1)    (93.0)    (38.4)    (54.2)
      Financing activities                    5.2      40.9      22.2     (27.5)     (4.1)

     In order to show the distinct characteristics of the company's investment in its manufacturing activities and its investment in its financial services activities, the company has presented separately these investments and their related liabilities. Different ratios of debt and equity support each of these two types of activities.

     One of the company's financial objectives is to maintain a strong financial position. At December 31, 2000, the company's debt-to-capitalization ratio of its manufacturing operations was 45% compared to 42% a year earlier. The increase largely reflects the $24 million used for acquisitions of businesses during 2000; the company expects to modestly reduce the debt-to-capitalization ratio of its manufacturing operations during 2001. The company believes that its financial assets, due to their overall quality, are capable of sustaining a leverage ratio of 87%. At both December 31, 2000 and 1999, the company's debt-to-capitalization ratio for its financial services activities was 87% for its continuing operations.

     As indicated earlier, management focuses substantial effort on improving the utilization of the company's working capital. The company's current ratio for its manufacturing operations was 1.2 at December 31, 2000 and 1.3 at December 31, 1999. The decline in 2000 is largely due to additional short-term borrowings incurred primarily to fund acquisitions and repurchase common stock. The company anticipates that its financial resources and major sources of liquidity, including cash flow from operations, will continue to be adequate to meet its operating and capital needs in addition to its financial commitments.

MARKET RISK MANAGEMENT

     The company is subject to risks associated with changes in interest rates and foreign exchange rates. The company principally utilizes two types of derivative financial instruments: 1) interest rate swaps and 2) foreign exchange forward contracts to manage risks associated with sales and purchase commitments denominated in foreign currencies. The company does not hold or issue derivative financial instruments for trading or speculative purposes and is not a party to leveraged derivatives.

     The company uses interest rate swap agreements to reduce interest rate risk. Interest rate swaps change the fixed/floating interest rate mix of the company's debt portfolio. At December 31, 2000, the company was party to an interest rate swap agreement with a notional amount of $25,000,000. See Note H to the consolidated financial statements for a description of this agreement.

     The company manages its exposure to interest rate movements by maintaining a proportionate relationship between fixed-rate debt to total debt within established percentages. The company uses actual fixed-rate borrowings as well as interest rate swap agreements to provide fixed interest rates.

     Approximately 40% of the company's debt is used to support financial services assets; the average remaining life of those assets is typically under three years. The company is currently comfortable with a sizeable portion of floating rate debt, since a rise in borrowing rates would normally correspond with a rise in lending rates in a reasonable period.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
                          FINANCIAL REVIEW (CONTINUED)

     Significant interest rate sensitive instruments at December 31, 2000 and 1999 were as follows (dollars in millions):

                                                                     2000                                        1999
                                     --------------------------------------------------------------------   ---------------
                                                                                                    FAIR              FAIR
                                      2001    2002    2003   2004    2005    THEREAFTER   TOTAL    VALUE    TOTAL    VALUE
                                      ----    ----    ----   ----    ----    ----------   -----    -----    -----    -----
Long-term debt
  Fixed rate
    Principal                        $  5.5   $ 8.1   $0.2   $15.0             $ 50.0     $ 78.8   $ 79.4   $ 81.4   $ 74.7
    Average interest rate              7.1%    7.1%   7.1%    7.1%               6.8%       7.0%              6.9%
  Variable rate
    Principal                        $  0.7   $ 1.4   $0.8   $50.0                        $ 52.9   $ 52.9   $ 56.9   $ 56.9
    Average interest rate              7.5%    7.5%   7.6%    7.6%                          7.6%              6.1%
Short-term debt -- variable rate
    Principal                        $331.1                                               $331.1   $331.1   $267.9   $267.9
    Average interest rate              7.6%                                                 7.6%              6.2%
Interest rate swaps (pay fixed,
  receive variable)
    Notional amount                                                            $ 25.0     $ 25.0   $ (0.2)  $150.0   $  0.6
    Average pay rate                                                             5.1%
    Average receive rate                                                         6.8%

     The company had an insignificant amount of foreign exchange forward contracts outstanding at
December 31, 2000.

SHAREHOLDER INFORMATION

ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 19, 2001, 11:00 a.m., Oak Brook Marriott Hotel, 1401 West 22nd Street, Oak Brook, Illinois 60523.

COMMON STOCK DATA
Federal Signal Corporation's Common Stock is listed and traded on the New York Stock Exchange under the symbol FSS and is quoted in financial press listings as "FedlSgnl"or "FdSgnl". The company expects to continue paying regular quarterly cash dividends as it has done since 1948, depending, of course, on future earnings, financial condition and capital requirements.

TRANSFER AGENT AND REGISTRAR
EquiServe Trust Company is the transfer agent and registrar for Federal Signal Common Stock. Notices regarding change of address and inquiries regarding lost dividend checks, lost or stolen stock certificates and transfers of stock, other than a purchase and sale which must be handled through a broker, should be directed to EquiServe Trust Company, N.A., P.O. Box 2500, Jersey City, New Jersey 07303-2500, 800-446-2617.

DIVIDEND REINVESTMENT PLAN
This plan enables Federal Signal shareholders, who hold at least 50 shares in their own name or through a broker or otherwise, to automatically and regularly apply common stock cash dividends toward the purchase of additional shares of common stock. Participants have the option of purchasing more common shares through the plan with direct cash payments. The company pays all bank service fees and brokerage commissions for common stock purchased through the plan. At year-end 2000, 2,060 shareholders (50% of record holders) were enrolled in the plan. This represents about 6% of outstanding stock or 2,633,000 shares participating in the plan. Inquiries regarding enrollment in the plan or questions concerning established accounts should be directed to EquiServe, Dividend Reinvestment Service, P.O. Box 2598, Jersey City, New Jersey 07303-2598.

REPORTS
A copy of the company's 10-K and financial statements may be obtained free of charge by contacting the Office of the Secretary, Federal Signal Corporation, 1415 West 22nd Street, Oak Brook, Illinois 60523-2004, 630-954-2021.

INVESTOR RELATIONS
Henry L. Dykema, Vice President and Chief Financial Officer,
630-954-2020.

SHAREHOLDERS
Some of Federal Signal's shareholders have their shares registered in their broker's name or "street" name. If you are a "street" name holder and are not receiving company communications directly or in a timely manner, we would be pleased to send this information to you if you will send us your name and address. Federal Signal had a total of approximately 20,000 "street" name and record shareholders at year-end 2000.

WEBCAST OF QUARTERLY CONFERENCE CALL
The company anticipates earnings press releases, followed by a 3:30 p.m. Eastern Time conference call, on April 17, July 18 and October 16, 2001. You may listen to the conference call over the internet through Federal's website at http://www.federalsignal.com. To listen to the call live, you should go to the website at least fifteen minutes in advance to register and download and install, if necessary, the required free audio software. A replay of the call will be accessible shortly after the call concludes from our website for about one week.



                                                From left to right,
                                                Charles R. Campbell,
                                                Paul W. Jones,
                  [PHOTO]                       James C. Janning,
                                                Joseph J. Ross,
                                                Richard R. Thomas,
                                                James A. Lovell,Jr.

DIRECTORS
Joseph J. Ross, 55 *                            James A. Lovell, Jr., 72 **
Chairman and                                    President, Lovell
Chief Executive Officer                         Communications
Federal Signal Corporation                      Elected 1984
Elected 1986
                                                Richard R. Thomas, 67 **
Charles R. Campbell, 61 **                      Retired, President
Principal, The Everest Group                    Tool Group
Elected 1998                                    Federal Signal Corporation
                                                Elected 1994
James C. Janning, 52 **
Group President                                 Committees
Harbour Group, Ltd.                             * Audit
Elected 1999                                    * Compensation and Benefits
                                                * Corporate Governance
Paul W. Jones, 52 **                            * Executive
Chairman, President and
Chief Executive Officer
U.S. Can Company
Elected 1998


OFFICERS
Joseph J. Ross, 55                              Robert W. Racic, 52
Chairman and                                    Vice President and Treasurer
Chief Executive Officer                         29 years service
18 years service
                                                Richard L. Ritz, 47
John DeLeonardis, 54                            Vice President and
Vice President, Taxes                           Controller
14 years service                                17 years service

Duane A. Doerle, 45                             Jennifer L. Sherman, 36
Vice President, Corporate                       Deputy General Counsel
Development                                     and Assistant Secretary
16 years service                                6 years service

Henry L. Dykema, 61                             Kim A. Wehrenberg, 49
Vice President and                              Vice President, General
Chief Financial Officer                         Counsel and Secretary
6 years service                                 14 years service

Richard G. Gibb, 57                             James S. Weir, 42
Executive Vice President                        Assistant Treasurer
30 years service                                14 years service

Andrew E. Graves, 42
President and
Chief Operating Officer


DIVIDEND DATES
Federal Signal Corporation anticipates the following cash dividend dates for 2001:

RECORD DATE                                     PAYMENT DATE
March 15                                        April 3
June 14                                         July 5
September 13                                    October 2
December 14                                     January 3 (2002)